UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☐	Soliciting Material Under Rule 14a-12

MFA Financial, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2019

To the Stockholders of MFA Financial, Inc.:

The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of MFA Financial, Inc., a Maryland corporation (“MFA,” “we” or “our”), will be held at The Lotte New York Palace Hotel, 455 Madison Avenue (between 50th and 51st Streets), New York, New York 10022, on Wednesday, May 22, 2019, at 9:00 a.m., New York City time, for the following purposes:

(1)	To elect the three (3) nominees named in the proxy statement to serve on MFA’s Board of Directors (the “Board”) until our 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualify;
(2)	To consider and vote upon the ratification of the appointment of KPMG LLP as MFA’s independent registered public accounting firm for the fiscal year ending December 31, 2019;
(3)	To consider and vote upon an advisory (non-binding) resolution to approve MFA’s executive compensation as disclosed in the proxy statement; and
(4)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The close of business on March 29, 2019, has been fixed by the Board as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.

Whether or not you plan to attend in person, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions to MFA by using our dedicated internet voting website, our toll-free telephone number or, if you prefer, the mail. By submitting your proxy voting instructions promptly, either by internet, telephone or mail, you can help MFA avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares in person.

In order to submit proxy voting instructions prior to the Annual Meeting, you have the option of authorizing your proxy (a) through the internet at www.proxyvote.com and following the instructions described on the notice and access card previously mailed to you or on your proxy card, (b) by toll-free telephone at 1-800-690-6903 and following the instructions described on your proxy card or (c) by completing, signing and dating your proxy card and returning it promptly in the postage-prepaid envelope provided.

Your proxy is being solicited by the Board.

By Order of the Board

Harold E. Schwartz
Secretary

New York, New York
April 9, 2019

i

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2019

GENERAL INFORMATION

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of MFA Financial, Inc., a Maryland corporation (“MFA,” the “Company,” “we,” “our” or “us”), for exercise at MFA’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Lotte New York Palace Hotel, 455 Madison Avenue (between 50th and 51st Streets), New York, New York 10022, on Wednesday, May 22, 2019, at 9:00 a.m., New York City time, or at any postponement or adjournment thereof.

If a proxy is properly authorized, submitted without specifying any instructions thereon and not revoked prior to the Annual Meeting, the shares of our common stock, par value $0.01 per share (the “Common Stock”), represented by such proxy will be voted (i) FOR the election of the three (3) directors named in this Proxy Statement to serve on the Board until our 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualify, (ii) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019, and (iii) FOR the advisory (non-binding) resolution to approve our executive compensation as disclosed in this Proxy Statement (“Say-on-Pay”). As to any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

This Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card are first being sent and made available to stockholders on or about April 9, 2019.

ANNUAL REPORT

This Proxy Statement is accompanied by our Annual Report to Stockholders for the year ended December 31, 2018, which includes financial statements audited by KPMG LLP, our independent registered public accounting firm, and their report thereon, dated February 21, 2019.

VOTING INFORMATION

Record Date and Oustanding Shares

Stockholders will be entitled to one vote for each share of Common Stock held of record at the close of business on March 29, 2019 (the “Record Date”), with respect to (i) the election of the three (3) directors named in this Proxy Statement to serve on the Board until our 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019, (iii) the advisory (non-binding) Say-on-Pay vote, and (iv) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponement or adjournment thereof.

As of the Record Date, we had issued and outstanding 450,482,694 shares of Common Stock.

Ownership of Shares

Stockholders may own shares of Common Stock in one or more of the following ways: (i) directly in their name as the stockholder of record, (ii) indirectly through a broker, bank or other intermediary in “street name” or (iii) indirectly through the Company’s 401(k) Savings Plan (the “401(k) Plan”).

If shares of Common Stock are registered directly in the stockholder’s name, we are sending proxy materials directly to the stockholder. As the holder of record, the stockholder has the right to give their proxy directly to our tabulating agent or to vote in person at the Annual Meeting. If the stockholder holds their shares in street name, the stockholder’s broker, bank or other intermediary is sending proxy materials to them, and they may direct the intermediary how to vote on their behalf by completing the voting instruction form that accompanies the proxy materials or following the instructions in the notice they received. If the stockholder holds shares through the Company’s 401(k) Plan, the proxy includes shares of Common Stock that the 401(k) Plan has credited to the participant’s account.

Internet Availability of Proxy Materials

We utilize a “notice and access” model rather than mailing full sets of proxy materials to all of our stockholders, as we believe, among other things, that the Company benefits from the reduced costs associated with this method of delivery. Thus, pursuant to rules of the Securities and Exchange Commission (“SEC”), we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials to all our stockholders. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2018 Annual Report to Stockholders, on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed set of such materials can be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

How to Vote

In order to submit proxy voting instructions prior to the Annual Meeting, stockholders have the option to authorize their proxy by internet, telephone or mail. Stockholders are requested to authorize a proxy to vote their shares of our Common Stock at the Annual Meeting by using the dedicated internet voting website or toll-free telephone number provided for this purpose. Specific instructions regarding the internet and telephone voting options are described on the Notice Regarding the Availability of Proxy Materials previously mailed to you and/or on your proxy card. Alternatively, stockholders may authorize their proxy by completing, signing and dating their proxy card and returning it in the postage-prepaid envelope provided. Stockholders who authorize their proxy by using the internet or telephone voting options do not need to also return a proxy card.

To allow sufficient time for the 401(k) Plan trustee to vote, the trustee must receive voting instructions for shares of Common Stock held through the plan by 11:59 p.m. New York City time on Sunday, May 19, 2019. If the trustee does not receive voting instructions from the 401(k) Plan participant by that date, the trustee will not vote the participant’s shares. Accordingly, internet and telephone voting are available through 11:59 p.m. New York City time on May 19, 2019, for shares held in the 401(k) Plan. Internet and telephone voting are available through 11:59 p.m. New York City time on Tuesday, May 21, 2019, for all other shares.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to the attention of our Secretary at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022, (ii) authorizing a later proxy by internet or telephone or submitting a later-dated proxy card or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes in person at the Annual Meeting.

Quorum and Required Vote

The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum.

Assuming a quorum is present, the business scheduled to come before the Annual Meeting will require the following affirmative votes:

(i)	with respect to the election of directors, a majority of the total votes cast for and against the election of each nominee;
(ii)	with respect to the ratification of the appointment of our independent registered public accounting firm, a majority of the votes cast on the proposal; and
(iii)	with respect to the advisory (non-binding) Say-on-Pay vote, a majority of the votes cast on the proposal.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present.

An abstention is the voluntary act of directing your proxy to abstain or attending the meeting in person and marking a ballot to abstain.

A broker non-vote occurs when a nominee (i.e., a broker) holding shares for a beneficial owner has not received instructions from the beneficial owner on a particular proposal for which the nominee is not permitted to exercise discretionary voting power under New York Stock Exchange (the “NYSE”) rules, and therefore, the nominee does not cast a vote on the proposal.

Under NYSE rules, brokers are not permitted to vote shares held in their clients’ accounts on elections of directors or the non-binding Say-on-Pay vote (each of which is considered a non-routine matter), unless, in each case, the client (as beneficial owner) has provided voting instructions to the broker. The ratification of the appointment of our independent registered public accounting firm is, however, a proposal for which brokers do have discretionary voting authority. If you hold your shares in “street name” (i.e., through a broker or other nominee), your broker or nominee will not vote your shares on non-routine matters unless you provide instructions on how to vote your shares. You can instruct your broker or nominee how to vote your shares by following the voting procedures provided by your broker or nominee.

Abstentions and broker non-votes, if any, do not count as votes cast on the election of directors, the ratification of the appointment of KPMG LLP or the advisory (non-binding) Say-on-Pay vote. Accordingly, abstentions and broker non-votes, if any, will have no effect on the election of directors, the ratification of the appointment of KPMG LLP or the advisory (non-binding) Say-on-Pay vote.

CORPORATE GOVERNANCE

Role of the Board

Pursuant to our Charter and Bylaws and the Maryland General Corporation Law, our business and affairs are managed under the direction of the Board. The Board is responsible for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Members of the Board keep informed of our business by participating in meetings of the Board and its committees, by, among other things, reviewing analyses, reports and other materials provided to them and through discussions with our chief executive officer (“CEO”) and other executive officers.

Board Leadership Structure

We currently separate the roles of Chairman of the Board and CEO, with the chairmanship held by a non-executive independent director. Under our Bylaws, the Chairman of the Board does not automatically serve as CEO, and the Chairman may be an executive or non-executive of the Company. At present, our Board believes that the separation of roles, while not required, fosters clear accountability and enhances the Board’s oversight of and independence from management, as well as assisting the Board’s ability to carry out its roles and responsibilities on behalf of stockholders. The Board also believes that the current leadership structure fosters effective decision-making and alignment on corporate strategy. In addition, the Board believes that separation of the Chairman and CEO roles strengthens risk management and allows our CEO to focus more of his time and energy on day-to-day management and operations of the business.

Role of the Non-Executive Chairman

George H. Krauss, an independent director, currently serves as our Chairman of the Board. Among other things, the Chairman of the Board: (1) presides at all meetings of the Board; (2) has the authority to call, and will lead, meetings and executive sessions of our independent and non-management directors; (3) consults with the CEO and the Board committee chairs in establishing the agenda for Board and Board committee meetings; (4) helps facilitate communication between the CEO and the Board; (5) acts as a liaison between the Board and management; (6) confirms the Board has a process of periodically assessing the effectiveness of the Board, its committees and individual directors and management; and (7) performs such other functions as may be designated from time to time. The Chairman of the Board is elected annually by a majority of the directors then serving on the Board at the first meeting of the Board following the annual meeting of stockholders.

Board’s Role in Risk Oversight

The Board is responsible for the oversight of MFA’s risk management. The Board oversees and monitors MFA’s risk management framework and reviews risks that may be material to us. As part of this oversight process, the Board periodically receives reports from management on areas of material risk to MFA, including operational, financial, interest rate, liquidity, credit, market, legal and regulatory, accounting, strategic and cyber (i.e., data protection and information security) risks. The Board receives these reports from the appropriate sources within MFA to enable it to understand our risk identification, risk management and risk mitigation strategies. To the extent applicable, the Board and its committees coordinate their risk oversight roles. As part of its written charter, the Audit Committee of the Board periodically discusses guidelines and policies to govern the process by which risk assessment and risk management, including major financial risk exposures, are undertaken by MFA and its management, and the Compensation Committee of the Board oversees our compensation programs to ensure that they do not encourage unnecessary or excessive risk taking. The principal goal of these processes is to achieve thoughtful Board-level attention to (i) our risk management process and framework, (ii) the nature of the material risks we face, (iii) the adequacy of our risk management process and framework designed to identify, respond to and mitigate these risks and (iv) as necessary or appropriate, possible changes to our risk management process and framework to react to a fluid business environment.

Director Independence

MFA’s Corporate Governance Guidelines (the “Governance Guidelines”), which have been adopted and are periodically reviewed by the Board, provide that a majority of the directors serving on the Board must be independent as affirmatively determined by the Board in accordance with the rules and standards established by the NYSE. In addition, as permitted under the Governance Guidelines, the Board has also adopted certain additional categorical standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors. Based upon its review of all relevant facts and circumstances, the Board has affirmatively determined that seven of our eight current directors, Stephen R. Blank, James A. Brodsky, Richard J. Byrne, Laurie S. Goodman, Alan L. Gosule, Robin Josephs and George H. Krauss, qualify as independent directors under the NYSE listing standards and the Independence Standards. Craig L. Knutson, by virtue of his position as our CEO and President, is not an independent director.

The Independence Standards can be found on our website at www.mfafinancial.com.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors, officers and employees. The Code of Conduct was designed to assist directors, officers and employees in complying with the law, in resolving certain moral and ethical issues that may arise in the performance of their duties and in complying with our policies and procedures. Among the areas addressed by the Code of Conduct are compliance with applicable laws, conflicts of interest, use and protection of our assets, confidentiality, communications with the public, internal accounting controls, improper influence on the conduct of audits, records retention, fair dealing, discrimination and harassment, and health and safety. The Board’s Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Code of Conduct and will recommend, as appropriate, proposed changes to the Code of Conduct to the Board.

The Code of Conduct can be found on our website at www.mfafinancial.com. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to the attention of our Secretary at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022.

Corporate Governance Guidelines

General.  The Board has adopted the Governance Guidelines, which address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Governance Guidelines are Board composition, Board functions and responsibilities, Board committees, director qualification standards, director resignations, director retirements, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and Board and committee performance evaluations. The Board’s Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Governance Guidelines and will recommend to the Board, as appropriate, proposed changes to the Governance Guidelines.

The Governance Guidelines can be found on our website at www.mfafinancial.com. We will also provide the Governance Guidelines, free of charge, to stockholders who request them. Requests should be directed to the attention of our Secretary at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022.

Majority Voting for Directors/Director Resignation Policy.  Our Bylaws provide that a nominee for director will be elected by receiving the affirmative vote of a majority of the total votes cast for and against the election of such nominee in a non-contested election (i.e., where the number of nominees is the same as the number of directors to be elected).

Under the terms of our Governance Guidelines, if a nominee for director who is an incumbent director is not elected by the vote required in our Bylaws, the director is required to promptly tender to the Board his or her offer to resign from the Board. Upon recommendation of the Nominating and Corporate Governance Committee, the Board, excluding such individual, will decide whether or not to accept such offer to resign, and thereafter, it will promptly and publicly disclose its decision. If the Board determines not to accept the director’s offer to resign, the director will continue to serve on the Board until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The Board may consider any factors it deems relevant in deciding whether to accept a director’s resignation.

In a contested election, the director nominees who receive a plurality of votes cast are elected as directors. Under the plurality standard, the number of individuals equal to the number of directorships to be filled who receive more votes than other nominees are elected to the board, regardless of whether they receive a majority of votes cast.

Director Retirement Policy.  The Governance Guidelines provide that no person who has reached the age of 75 at the time of their election or appointment may be elected or appointed as a director; provided, however, that current directors of MFA who had reached the age of 70 as of October 1, 2014, may not be re-appointed or nominated for re-election after reaching the age of 77.

Review and Approval of Transactions with Related Persons

The Board has adopted written policies and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers, stockholders beneficially owning greater than 5% of our outstanding capital stock or immediate family members of any of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant rules of the Securities and Exchange Commission (“SEC”) (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). A summary of these policies and procedures is set forth below:

Policies

•	Any covered related party transaction must be approved by the Board or by a committee of the Board consisting solely of disinterested directors. In considering the transaction, the Board or committee will consider all relevant factors, including, as applicable, (i) our business rationale for entering into the transaction; (ii) the available alternatives; (iii) whether the transaction is on terms comparable to those available to or from third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest; and (v) the overall fairness of the transaction to the Company.
•	On at least an annual basis, the Board or committee will monitor the transaction to assess whether it is advisable for the Company to amend or terminate the transaction.

Procedures

•	Management or the affected director or executive officer will bring the matter to the attention of the Chair of the Audit Committee or, if the Chair of the Audit Committee is the affected director, to the attention of the Chair of the Nominating and Corporate Governance Committee.
•	The appropriate committee Chair shall determine whether the matter should be considered by the Board or by a committee of the Board consisting solely of disinterested directors.
•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.
•	The transaction must be approved in advance whenever practicable and, if not practicable, must be ratified as promptly as practicable.
•	If a transaction that has been entered into without prior approval is not ratified, the Board or committee may consider additional action, in consultation with counsel, including, but not limited to, with respect to transactions that are pending or ongoing, termination of the transaction on a prospective basis or modification of the transaction in a manner that would permit it to be ratified by the Board or committee, and with respect to transactions that are completed, rescission of such transaction and/or disciplinary action.

Identification of Director Candidates

In accordance with the Governance Guidelines and its charter, the Nominating and Corporate Governance Committee is responsible for identifying and evaluating director candidates for the Board and for recommending director candidates to the Board for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are nominated to stand for election to the Board in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek highly-qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of the Board, our operating requirements and the interests of the Company. In accordance with the Governance Guidelines, director candidates should have experience in positions with a high degree of responsibility and decision making, be able to exercise good business judgment, be able to provide practical wisdom and mature judgment and be leaders in the companies or institutions with which they are affiliated. The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, and recommends director candidates based upon contributions they can make to the Board and management and their ability to represent MFA’s long-term interests and those of its stockholders.

Although we do not have a formal written diversity policy, the Nominating and Corporate Governance Committee considers diversity of race, ethnicity, gender, age, cultural background, professional experiences and expertise and education in evaluating director candidates for Board membership. We believe that considerations of diversity are, and will continue to be, an important component relating to the Board’s composition as multiple and varied points of view contribute to a more effective decision-making process.

Upon determining the need for additional or replacement Board members, the Nominating and Corporate Governance Committee identifies director candidates and assesses such director candidates based upon information it receives in connection with the recommendation or which it otherwise possesses, which may be supplemented by certain inquiries. In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of the Board. If the Nominating and Corporate Governance Committee determines, in consultation with other directors, including the Chairman of the Board, that a more comprehensive evaluation is warranted, the Nominating and Corporate Governance Committee may then obtain additional information about a director candidate’s background and experience, including by means of personal interviews. The Nominating and Corporate Governance Committee will then re-evaluate the director candidate using its evaluation criteria. The Nominating and Corporate Governance Committee receives input on such director candidates from other directors, including the Chairman of the Board, and recommends director candidates to the Board for nomination. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms and/or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

The Nominating and Corporate Governance Committee accepts stockholder recommendations of director candidates and applies the same standards in considering director candidates submitted by stockholders as it does in evaluating director candidates recommended by members of the Board or management. Stockholders may make recommendations at any time, but recommendations of director candidates for consideration as director nominees at our next annual meeting of stockholders must be received not less than 120 days before the first anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders. Accordingly, to submit a director candidate for consideration for nomination at our 2020 Annual Meeting of Stockholders, stockholders must submit the recommendation, in writing, by no later than the close of regular business hours on December 10, 2019. The written notice must demonstrate that it is being submitted by a stockholder of MFA and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the stockholder must provide confirmation of each recommended director candidate’s consent to serve as a director and contact information for each director candidate so that his or her interest can be verified and, if necessary, to gather further information.

Communications with the Board

The Board has established a process by which stockholders and/or other interested parties may communicate in writing with our directors, a committee of the Board, the Board’s non-employee directors as a group or the Board generally. Any such communications may be sent to the Board by U.S. mail or overnight delivery and should be directed to the attention of our Secretary at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022, who will forward them to the intended recipient(s). Any such communications may be made anonymously. Unsolicited advertisements, invitations to conferences or promotional materials, in the discretion of our Secretary, are not required, however, to be forwarded to the directors. The Board has approved this communication process.

Executive Sessions of Independent Directors

The independent directors serving on the Board meet in executive session at least four times per year at regularly scheduled meetings of the Board. These executive sessions of the independent directors are presided over by George H. Krauss, in his capacity as the non-executive Chairman of the Board.

BOARD AND COMMITTEE MATTERS

Board of Directors

The Board is responsible for directing the management of our business and affairs. The Board conducts its business through meetings and actions taken by unanimous written consent in lieu of meetings. During the year ended December 31, 2018, the Board held six meetings and acted 15 times by unanimous written consent in lieu of a meeting. Each of our directors then serving on the Board attended at least 75% of the meetings of the Board (and of the Board’s committees on which they then served) that were held in 2018. All directors then serving on the Board attended our 2018 Annual Meeting of Stockholders. The Board’s policy, as set forth in our Governance Guidelines, is to encourage and promote the attendance by each director at all scheduled meetings of the Board and all meetings of our stockholders.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee.  Laurie S. Goodman (Chair), Stephen R. Blank, Richard J. Byrne and Robin Josephs are currently the members of the Audit Committee. The Board has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of audit committee members, the Governance Guidelines, the Independence Standards and the written charter of the Audit Committee. The Board has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Election of Directors” beginning on page 15 of this Proxy Statement for a description of their respective backgrounds and experience), that each of Ms. Goodman, Mr. Blank, Mr. Byrne and Ms. Josephs qualifies as an “audit committee financial expert” for purposes of, and as defined by, SEC rules and has the requisite accounting or related financial management expertise required by the NYSE listing standards. In addition, the Board has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards. During 2018, the Audit Committee met seven times.

The Audit Committee is responsible for, among other things, engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of their audit engagement, approving professional services to be provided by the independent registered public accounting firm, reviewing the independence of the auditors, considering the range of audit and non-audit fees, reviewing the adequacy of our internal controls, accounting and reporting practices and assessing the quality and integrity of our consolidated financial statements. In accordance with its charter, the Audit Committee has a policy requiring that the terms of all auditing and non-auditing services to be provided by our independent registered public accounting firm be pre-approved by the Audit Committee. The Audit Committee also reviews and evaluates the scope of all non-auditing services to be provided by our independent registered public accounting firm in order to confirm that such services are permitted by the rules and/or regulations of the NYSE, the SEC, the Financial Accounting Standards Board or other similar governing bodies. The specific responsibilities of the Audit Committee are set forth in its charter, which can be found on our website at www.mfafinancial.com.

Compensation Committee.  Robin Josephs (Chair), Stephen R. Blank, James A. Brodsky and Alan L. Gosule are currently the members of the Compensation Committee. The Board has determined that all of the members of the Compensation Committee are independent as required by the NYSE listing standards, the Governance Guidelines, the Independence Standards and the written charter of the Compensation Committee. During 2018, the Compensation Committee met six times and acted six times by unanimous written consent in lieu of a meeting.

The Compensation Committee is responsible for, among other things, overseeing the design, approval, administration and evaluation of MFA’s compensation plans, policies and programs and reviewing and establishing the compensation of our directors and executive officers. The specific responsibilities of the Compensation Committee are set forth in its charter, which can be found on our website at www.mfafinancial.com.

Compensation Committee Interlocks and Insider Participation.  There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Nominating and Corporate Governance Committee.  George H. Krauss (Chair), James A. Brodsky, Richard J. Byrne, Laurie S. Goodman and Alan L. Gosule are currently the members of the Nominating and Corporate Governance Committee. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by the NYSE listing standards, the Governance Guidelines, the Independence Standards and the written charter of the Nominating and Corporate Governance Committee. During 2018, the Nominating and Corporate Governance Committee met four times.

The Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board in identifying individuals qualified to become Board members, recommending to the Board the director nominees to stand for election by our stockholders, recommending to the Board the directors to serve on each of the Board’s committees, developing and recommending to the Board the corporate governance principles and guidelines applicable to the Company and directing the Board in an annual review of its performance. The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which can be found on our website at www.mfafinancial.com.

We will provide the charters of the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee, free of charge, to stockholders who request them. Requests should be directed to the attention of our Secretary at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022.

Report of the Audit Committee

The Audit Committee of the Board of Directors is responsible for monitoring, on behalf of the Board, the integrity of our consolidated financial statements, our system of internal controls, the performance, qualifications and independence of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate the performance of and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the Board.

Management has the primary responsibility for our financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on our internal control over financial reporting. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of (i) our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and (ii) the effectiveness of our internal control over financial reporting and expressing an opinion with respect thereto. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on our internal control over financial reporting. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

During 2018, the Audit Committee held seven meetings. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, KPMG LLP, our independent registered public accounting firm, and Grant Thornton LLP, our internal auditing firm.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2018, and the related report prepared by KPMG LLP, with management and KPMG LLP. The Audit Committee discussed with KPMG LLP and Grant Thornton LLP the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also reviewed and discussed with management, KPMG LLP and Grant Thornton LLP management’s annual report on MFA’s internal control over financial reporting and the report prepared by KPMG LLP with respect to its audit of MFA’s internal control over financial reporting. The Audit Committee met with KPMG LLP and Grant Thornton LLP, with and without management present, to discuss the results of their examinations, their evaluations of MFA’s internal control environment and the overall quality of our financial reporting.

The Audit Committee reviewed and discussed with KPMG LLP its audit plan for MFA and their proposed implementation of this plan. The Audit Committee also discussed with KPMG LLP matters that independent accounting firms are required to communicate to audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (“PCAOB”), including, among other things, matters related to the conduct of the audit of MFA’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16, as adopted by the PCAOB, which included a discussion of KPMG LLP’s judgments about the quality (not just the acceptability) of MFA’s accounting principles as applied to financial reporting.

The Audit Committee also discussed with KPMG LLP its independence from the Company. KPMG LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and represented that it is independent from MFA. When considering the independence of KPMG LLP, the Audit Committee considered whether services provided by KPMG LLP, beyond those rendered in connection with its audit of MFA’s consolidated financial statements, its reviews of MFA’s interim condensed consolidated financial statements included in MFA’s quarterly reports on Form 10-Q and its audit of the effectiveness of MFA’s internal control over financial reporting, were compatible with maintaining its independence. The Audit Committee reviewed and approved the audit and other professional services performed by, and the amount of fees paid for such services to, KPMG LLP. The Audit Committee has adopted policies and procedures for the pre-approval of auditing and non-auditing services for the purpose of maintaining the independence of our independent registered public accounting firm. The Audit Committee received periodic updates on the amount of fees and scope of audit and other professional services provided.

Based on the Audit Committee’s review and the outcome of these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to the Board, and the Board has approved, that MFA’s audited consolidated financial statements for the fiscal year ended December 31, 2018, be included in the Company’s Annual Report on Form 10-K filed with the SEC and 2018 Annual Report to Stockholders. The Audit Committee has also selected and appointed KPMG LLP as MFA’s independent registered public accounting firm for the fiscal year ending December 31, 2019, and is presenting this appointment to the Company’s stockholders for ratification.

AUDIT COMMITTEE

Laurie S. Goodman, Chair	Richard J. Byrne
Stephen R. Blank	Robin Josephs

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Pursuant to the terms of its charter, the Compensation Committee is responsible for reviewing and making recommendations to the Board with respect to the compensation of the non-employee directors (the “Non-Employee Directors”) on the Board. The Compensation Committee, with the assistance of an independent compensation consultant, most recently reviewed the compensation of Non-Employee Directors in the first half of 2017.

At present, we have the following compensation program for Non-Employee Directors:

•	an annual cash retainer of $100,000, which retainer is payable in equal quarterly installments in arrears.
•	an annual grant to each director under the Company’s Equity Compensation Plan of fully-vested shares of our Common Stock or fully-vested restricted stock units (“RSUs”) with a grant value of $150,000.
•	an annual cash retainer for service on one or more committees of the Board pursuant to which each member of the Board’s (i) Audit Committee (other than the Audit Committee Chair) receives $15,000 per year, (ii) Compensation Committee (other than the Compensation Committee Chair) receives $15,000 per year and (iii) Nominating and Corporate Governance Committee (other than the Nominating and Corporate Governance Committee Chair) receives $5,000 per year. These fees are payable in equal quarterly installments in arrears.
•	an annual cash fee of (i) $35,000 per year paid to the Chair of the Board’s Audit Committee, (ii) $35,000 per year paid to the Chair of the Board’s Compensation Committee and (iii) $15,000 per year paid to the Chair of the Board’s Nominating and Corporate Governance Committee, which fees are payable in equal quarterly installments in arrears.
•	an additional annual grant to the non-executive Chairman of fully-vested shares of our Common Stock or fully-vested RSUs with a grant date value of $115,000.

Our Non-Employee Directors may also participate in our Fourth Amended and Restated 2003 Non-Employee Directors’ Deferred Compensation Plan (the “Non-Employee Directors Plan”), which allows participants to elect to defer receipt of 50% or 100% of their annual cash fees and to elect whether to receive their equity-based compensation in the form of fully-vested shares of our Common Stock or fully-vested RSUs. Under the Non-Employee Directors Plan, cash amounts deferred are considered to be converted into “stock units,” which do not represent our capital stock, but rather the right to receive a cash payment equal to the fair market value of an equivalent number of shares of Common Stock. Deferred amounts (and the resultant stock units), together with any cash dividend equivalents credited to outstanding stock units, increase or decrease in value as would an equivalent number of shares of Common Stock and are settled in cash at the termination of the deferral period, based on the value of the stock units at that time.

The Non-Employee Directors are subject to a share retention/alignment requirement pursuant to which each Non-Employee Director is required to hold and maintain equity in MFA, which could include Common Stock and/or RSUs under the Non-Employee Directors Plan (collectively, the “Equivalent Shares”), in an amount equal to no less than 37,500 Equivalent Shares. Generally, this retention requirement must be met within five years after becoming a director. All of our directors have met this retention requirement.

The following table summarizes the compensation of our Non-Employee Directors for the year ended December 31, 2018.

2018 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock/RSU Awards ($)(2)	Total ($)(3)
Stephen R. Blank	130,000	150,000	280,000
James A. Brodsky	120,000	150,000	270,000
Richard J. Byrne	120,000	150,000	270,000
Laurie S. Goodman	140,000	150,000	290,000
Alan L. Gosule	120,000	150,000	270,000
Robin Josephs	150,000	150,000	300,000
George H. Krauss	115,000	265,000	380,000

(1)	Amounts in this column represent, as applicable, the annual board retainer fees, annual committee chair fees and committee membership fees earned or paid to Non-Employee Directors for service in 2018. For Mr. Brodsky, Mr. Byrne, Ms. Goodman, Mr. Gosule and Ms. Josephs, amount includes cash fees that the director has elected to defer under the Non-Employee Directors Plan.
(2)	Amounts in this column represent the aggregate grant date fair value of such stock or RSU awards computed in accordance with FASB ASC Topic 718. During 2018, each non-employee director (other than George H. Krauss) was granted 19,481 fully-vested RSUs on May 24, 2018 (based on a price per share of $7.70, which was the closing price of the Common Stock on such day). In addition, Mr. Krauss, our non-executive Chairman, was granted 34,416 fully-vested RSUs on May 24, 2018. A discussion of the assumptions underlying the calculation of RSU values may be found in Note 13 to our Consolidated Financial Statements on pages 129 to 130 of our 2018 Annual Report on Form 10-K.
(3)	Total compensation for Non-Employee Directors does not include dividend equivalents (which consist of a cash distribution equal to the cash dividend paid on a share of Common Stock) paid during 2018 in respect of the fully-vested RSUs granted to each Non-Employee Director.

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The following table summarizes certain additional information regarding cash amounts deferred by our Non-Employee Directors participating in the Non-Employee Directors Plan as of December 31, 2018.

Name	Fair Market Value of Deferred Amounts at Jan. 1, 2018(1) ($)	Cash Distribution Jan. 15, 2018 ($)	Remaining Deferred Amount after Jan. 15, 2018 Distribution(2) ($)	Fair Market Value of Deferred Amounts at Dec. 31, 2018(3) ($)
James A. Brodsky	677,784	123,700	554,084	632,353
Richard J. Byrne	399,138	—	399,138	485,836
Laurie S. Goodman	247,857	—	247,857	362,394
Alan L. Gosule	231,894	—	231,894	328,874
Robin Josephs	498,923	—	498,923	607,295

(1)	Amounts in this column represent the value of compensation deferred by the director (including cash dividend equivalents credited to outstanding stock units) from the inception of the individual director’s elected participation in the Non-Employee Directors Plan, less cash distributions, if any, made at the termination of any elected deferral and payment period before the effect of any distributions made during 2018. Amounts in this column represent the fair market value of stock units in the director’s deferred compensation account (including cash dividend equivalents credited to outstanding stock units) based on the closing price of the Common Stock of $7.92 per share as reported on the NYSE on December 29, 2017 (the last trading day of such year).
(2)	Amounts in this column represent the value of the director’s deferred compensation account under the Non-Employee Directors Plan following the distributions, if any, made on January 15, 2018.
(3)	Amounts in this column represent the fair market value at December 31, 2018, of stock units in the director’s deferred compensation account (including cash dividend equivalents credited to outstanding stock units) (based upon the closing price of the Common Stock of $6.68 per share reported on the NYSE on December 31, 2018) under the Non-Employee Directors Plan.

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Non-employee directors are also eligible to receive other grants of Common Stock and phantom shares, as well as grants of stock options, under the Company’s Equity Compensation Plan. We also reimburse all Non-Employee Directors for reasonable travel and other expenses incurred in connection with attending Board, committee and stockholder meetings and other Company-sponsored events and/or other activities in which they engage or participate on our behalf. In addition, we provide all non-employee directors with up to $500,000 of accidental death and dismemberment insurance while traveling to or attending Board, committee and stockholder meetings and other Company-sponsored events. Directors who are employees of the Company (currently, only Mr. Knutson) are not entitled to receive additional compensation for serving on the Board.

1. ELECTION OF DIRECTORS

Board of Directors

In accordance with our Charter and Bylaws, the Board is currently comprised of eight (8) directors, Stephen R. Blank, James A. Brodsky, Richard J. Byrne, Laurie S. Goodman, Alan L. Gosule, Robin Josephs, Craig L. Knutson and George H. Krauss, and it is divided into three classes, with Mr. Blank, Ms. Goodman and Mr. Knutson constituting the Class I directors, Ms. Josephs and Mr. Krauss constituting the Class II directors and Messrs. Brodsky, Byrne and Gosule constituting the Class III directors.

One class of directors is elected at each annual meeting of our stockholders for a term of three (3) years. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. The term of the Board’s Class III directors expires at the Annual Meeting. The terms of the other two classes of directors expire at MFA’s 2020 annual meeting of stockholders (Class I directors) and MFA’s 2021 annual meeting of stockholders (Class II directors).

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, Mr. Brodsky, Mr. Byrne and Francis J. Oelerich III have been nominated by the Board to stand for election as Class III directors by the stockholders at the Annual Meeting to serve a term until our 2022 annual meeting of stockholders and until their respective successors are duly elected and qualify. Mr. Brodsky and Mr. Byrne are currently directors of MFA, and Mr. Oelerich was recommended for consideration as a nominee by a non-management director, as well as by our CEO. Mr. Gosule, a current Class III director, is not permitted to stand for re-election and is retiring from the Board following the Annual Meeting in accordance with the Director Retirement Policy set forth in our Governance Guidelines (see page 5 of this Proxy Statement), unless his intended successor, Mr. Oelerich, is not elected at the Annual Meeting. As a result of Mr. Gosule’s intended retirement, the number of nominees for director to be elected at the Annual Meeting has not been increased.

If the candidacy of Mr. Brodsky, Mr. Byrne or Mr. Oelerich should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidate or candidates (if any) as shall be nominated by the Board or the Board may determine to reduce its size.

The Board has no reason to believe that Mr. Brodsky, Mr. Byrne or Mr. Oelerich would be unable or unwilling to serve as Class III directors.

The Board has determined that all of our current directors are qualified to serve as directors of the Company. The biographies of each of the Board’s nominees standing for re-election and our continuing directors set forth below contain information regarding each person’s service as a director, business experience and education, director positions held currently or at any time during the last five years and the experience, qualifications, attributes or skills that caused the Board and the Nominating and Corporate Governance Committee to determine that the person should serve as a director.

In addition to the specific information set forth in their respective biographies, we believe that each of our directors also possesses the tangible and intangible attributes and skills that are important to being an effective director on the Board, including experience in areas of expertise relevant and beneficial to our business and industry, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity we expect of directors of the Company.

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Class III Directors

The following information is furnished regarding the nominees for election as our Class III directors by the holders of Common Stock.

James A. Brodsky, 73, has served as a director of MFA since 2004. Mr. Brodsky is a partner in, and a founding member of, the law firm of Weiner Brodsky Kider PC in Washington, D.C., and has practiced law with that firm and its predecessor since 1977. Mr. Brodsky provides legal advice and business counsel to publicly-traded and privately-held national and regional residential mortgage lenders on secondary mortgage market transactions (including those involving Fannie Mae, Freddie Mac and Ginnie Mae), mergers and acquisitions, asset purchases and sales, mortgage compliance issues and strategic business initiatives. Prior to 1977, Mr. Brodsky was a Deputy Assistant Secretary with the U.S. Department of Housing and Urban Development. He also currently serves as General Counsel of the National Reverse Mortgage Lenders Association. Mr. Brodsky also is a director of Enterprise Community Investment, Inc., which invests in affordable housing and community development projects nationwide through public-private investments, as well as raises and invests private investor capital, develops affordable housing and provides lending products for the commercial and multifamily real estate sectors. Mr. Brodsky is also a former Chairman of the Board of each of the Montgomery County Maryland Housing Opportunities Commission and the Montgomery Housing Partnership. Mr. Brodsky received a J.D. from Georgetown University Law Center, an M.S. in electrical engineering from Columbia University and his undergraduate degree from Cornell University.

We believe that Mr. Brodsky’s qualifications to serve on the Board include his significant experience as a lawyer and founding member of a national law firm specializing in residential mortgage finance, his extensive knowledge of the origination and servicing of, and the regulatory aspects relating to, residential mortgage loans, his experience with the federal executive branch agencies that regulate and directly affect the residential mortgage sector and his general experience with corporate governance, finance and other related matters.

Richard J. Byrne, 58, has served as a director of MFA since March 2014. Mr. Byrne has been President of Benefit Street Partners L.L.C., a wholly owned subsidiary of Franklin Templeton Investments, since April 2013. Prior to 2013, Mr. Byrne served as Chief Executive Officer of Deutsche Bank Securities, Inc. from 2008 to March 2013. Prior to serving as CEO of Deutsche Bank Securities, Inc., Mr. Byrne was Co-Head of Global Capital Markets at Deutsche Bank. Prior to Deutsche Bank, Mr. Byrne was Global Co-Head of Leveraged Finance and Global Head of Credit Research at Merrill Lynch. Mr. Byrne also serves as a director of Benefit Street Partners Realty Trust (where he also serves as Chairman and Chief Executive Officer) and Business Development Corp. of America (where he also serves as Chairman and Chief Executive Officer) and Wynn Resorts. Mr. Byrne received an M.B.A from the Kellogg School of Management at Northwestern University and his B.A. from Binghamton University.

We believe that Mr. Byrne’s qualifications to serve on the Board include his extensive experience in the investment banking industry, including his expertise in corporate finance and his substantial knowledge of the public and private capital markets and his executive management experience in the financial services industry.

Francis J. Oelerich III, 58, is not a current director of MFA. Mr. Oelerich has been a Managing Director of XMS Capital Partners, a global, independent financial services firm providing investment banking, asset management and merchant banking services, since 2018. Prior thereto, Mr. Oelerich was a Managing Director in the Mergers & Acquisitions Department of Deutsche Bank Securities, Inc. from 2008 to 2017. Prior to Deutsche Bank, Mr. Oelerich worked in investment banking for Morgan Stanley & Co. Incorporated from 1982 to 1984 and from 1986 to 2008, rising to the level of Managing Director. Mr. Oelerich received an M.B.A. from Harvard University, where he was elected a George F. Baker Scholar and named a Loeb, Rhoades Fellow, and a B.B.A. (with high honors) from the University of Notre Dame.

We believe that Mr. Oelerich’s qualifications to serve on the Board include his extensive experience in the investment banking industry, including his expertise in corporate finance and his extensive experience advising public company Boards of Directors on mergers and acquisitions and other strategic matters.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF MR. BRODSKY, MR. BYRNE AND MR. OELERICH AS CLASS III DIRECTORS.

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Continuing Class I Directors

The following information is furnished regarding our Class I directors (who will continue to serve on the Board until our 2020 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify).

Stephen R. Blank, 73, has served as a director of MFA since 2002. From 1998 to 2014, Mr. Blank was a Senior Resident Fellow, Finance, at the Urban Land Institute (“ULI”), a non-profit education and research institute which studies land use and real estate development policy. Prior to joining ULI, Mr. Blank served from 1993 to 1998 as Managing Director — Real Estate Investment Banking of CIBC Oppenheimer Corp. From 1989 to 1993, Mr. Blank was Managing Director of the Real Estate Corporate Finance Department of Cushman & Wakefield, Inc. From 1979 to 1989, Mr. Blank served as Managing Director — Real Estate Investment Banking of Kidder, Peabody & Co. From 1973 to 1979, Mr. Blank was employed by Bache & Co., Incorporated, as Vice President, Direct Investment Group. Mr. Blank currently serves as Lead Trustee of RPT Realty (formerly Ramco-Gershenson Properties Trust), where he is a member of the compensation, audit and nominating and governance committees. From May 1999 to February 2007, Mr. Blank was a member of the Board of Directors of BNP Residential Trust, Inc., and he was a member of the Board of Directors of Home Properties, Inc. from 2009 to October 2015 when it was acquired by a private real estate fund. Mr. Blank received an M.B.A. in finance from Adelphi University and his undergraduate degree from Syracuse University.

We believe that Mr. Blank’s qualifications to serve on the Board include his extensive knowledge of the real estate industry as evidenced by his former position at ULI, his experience in the investment banking industry, including his expertise in public and private real estate finance and his substantial service on the boards and committees of other public and private companies.

Laurie S. Goodman, 63, has served as a director of MFA since July 2014. She is currently the Center Co-Director of the Housing Finance Policy Center at the Urban Institute, a Washington, D.C.-based nonprofit organization dedicated to elevating the debate on social and economic policy. Ms. Goodman joined the Urban Institute in late 2013 from Amherst Securities Group, L.P., a boutique broker dealer specializing in securitized products, where she had been a Senior Managing Director since late 2008 leading a group known for its analysis of housing policy issues. Prior to her tenure at Amherst Securities, Ms. Goodman was head of Global Fixed Income Research and Manager of U.S. Securitized Products Research at UBS and its predecessor firms from July 1993 through November 2008. Prior to her tenure with UBS, Ms. Goodman spent ten years in senior fixed income research positions at Citicorp, Goldman Sachs, and Merrill Lynch. She was also a mortgage portfolio manager at Eastbridge Capital and a Senior Economist at the Federal Reserve Bank of New York. Ms Goodman also serves as a director of Arch Capital Group Ltd., a Bermuda-based insurance company, where she serves on its audit and underwriting oversight committees. Ms. Goodman has an A.M. and Ph.D. in economics from Stanford University and a B.A. in mathematics from the University of Pennsylvania. She has published more than 200 articles in professional and academic journals and co-authored and co-edited five books. Ms. Goodman was inducted into the Fixed Income Analysts Hall of Fame in 2009.

We believe that Ms. Goodman’s qualifications to serve on the Board include her extensive knowledge of mortgage finance, housing policy issues, the fixed income capital markets and, in particular, the mortgage-backed securities markets.

Craig L. Knutson, 59, has served as a director of MFA and as our Chief Executive Officer and President since August 2017. Mr. Knutson was appointed Co-CEO in July 2017 and President and Chief Operating Officer in January 2014 and served in those capacities prior to his appointment as CEO and President in August 2017. Mr. Knutson served as our Executive Vice President from 2008 to 2013. From 2004 to 2007, Mr. Knutson served as Senior Executive Vice President of CBA Commercial, LLC, an acquirer and securitizer of small balance commercial mortgages. From 2001 to 2004, Mr. Knutson served as President and Chief Operating Officer of ARIASYS Inc., a software development company specializing in custom solutions for small to midsize businesses. From 1986 to 1999, Mr. Knutson held various progressive positions in the mortgage trading and mortgage finance departments of First

Boston Corporation (later Credit Suisse), Smith Barney and Morgan Stanley. From 1981 to 1984, Mr. Knutson served as an Analyst and then Associate in the Investment Banking Department of E.F. Hutton & Company Inc. Mr. Knutson holds an M.B.A. from Harvard University and an A.B. (magna cum laude) from Hamilton College.

We believe that Mr. Knutson’s qualifications to serve on the Board include his position as our Chief Executive Officer as well as his prior senior-level positions with MFA, his extensive knowledge of mortgage-backed securities, residential mortgage loans and capital markets, his substantial knowledge of our business operations and investment strategies and his overall experience in the investment banking industry, including his expertise in corporate finance.

Continuing Class II Directors

The following information is furnished regarding our Class II directors (who will continue to serve on the Board until our 2021 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify).

Robin Josephs, 59, has served as a director of MFA since 2010. From 2005 to 2007, Ms. Josephs was a managing director of Starwood Capital Group L.P., a private equity firm specializing in real estate investments. From 1986 to 1996, Ms. Josephs was a senior executive with Goldman, Sachs & Co. serving in the real estate group of the investment banking division and, later, in the equity capital markets division. Ms. Josephs currently serves as a member of the board of directors of iStar Inc., where she is lead director, Chair of the nominating and governance committee and a member of the compensation committee, QuinStreet Inc., a provider of performance marketing products and technologies, where she serves as Chair of the compensation committees and a member of the audit committee, Safehold Inc., an investor in commercial real estate ground leases, and Starwood Real Estate Income Trust, where she serves as a member of the audit committee. Ms. Josephs also served as a member of the Board of Directors of Plum Creek Timber Company, Inc. from 2003 until its sale to Weyerhaeuser Company in February 2016. Ms. Josephs is a trustee of the University of Chicago Cancer Research Foundation. Ms. Josephs received her undergraduate degree from The Wharton School of the University of Pennsylvania and an M.B.A. from Columbia University.

We believe that Ms. Josephs’s qualifications to serve on the Board include her significant knowledge of the specialty finance and real estate industries, her extensive experience in the investment banking industry, including her expertise in public and private real estate finance and equity capital markets, her substantial service on the boards and committees of other public companies, her experience with corporate governance, finance and other related matters.

George H. Krauss, 77, has served as a director of MFA since 1997. Mr. Krauss was named a Managing Director of The Burlington Capital Group LLC (“Burlington”) in 2010 and, prior thereto, had been a consultant to Burlington since 1997. From 1972 to 1997, Mr. Krauss practiced law with Kutak Rock LLP, serving as such firm’s managing partner from 1983 to 1993 and, from 1997 to 2006, was Of Counsel to such firm. Mr. Krauss currently serves as a member of the Board of Managers of Burlington, which is the general partner of America First Tax Exempt Investors, LP. Mr. Krauss was a member of the boards of directors of Gateway, Inc., from 1991 to October 2007, West Corporation, from January 2001 to October 2006, America First Apartment Investors, Inc., from January 2003 to September 2007, and info GROUP, Inc., from December 2007 to July 2010. Mr. Krauss received a J.D. and an M.B.A. from the University of Nebraska.

We believe that Mr. Krauss’s qualifications to serve on the Board include his significant experience as a managing partner of a major law firm, his substantial service on the boards and committees of other public and private companies, his considerable legal and business experience in corporate, mergers and acquisitions and regulatory matters and his significant exposure to our business and industry through his years of service on the Board.

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In accordance with our Charter and Bylaws, vacancies occurring on the Board as a result of death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority of the remaining directors in office.

There is no familial relationship among any of the members of our Board or executive officers.

2. RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 6, 2019, the Audit Committee of the Board appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.

The Board is asking stockholders to ratify the Audit Committee’s appointment of KPMG LLP for 2019. In the event that stockholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other accounting firms for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

KPMG LLP first audited our financial statements beginning with the year ended December 31, 2011.

One or more representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by KPMG LLP in respect of the fiscal years ended December 31, 2018 and 2017.

	Fiscal Year Ended December 31,
	2018	2017
Audit Fees(1)	$1,574,300	$1,462,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	271,769	1,938
Total	$1,846,069	$1,463,938

(1)	2018 and 2017 Audit Fees include, as applicable: (i) the audit of the consolidated financial statements included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) the audits of the financial statements of certain subsidiaries of the Company; and (iv) comfort letters, consents and other services related to the SEC and other regulatory filings and communications. Audit Fees for 2018 and 2017 also include the audit of the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	There were no Audit-Related Fees incurred in 2018 and 2017.
(3)	No Tax Fees were paid to or earned by KPMG LLP during 2018 or 2017. The Company paid Ernst & Young LLP $219,250 in 2018 and $179,885 in 2017 for tax compliance, tax planning, tax advisory and related tax services.
(4)	During each of 2018 and 2017, the Company paid KPMG LLP $1,938 for a subscription to certain GAAP technical reference materials. In addition, during 2018, the Company paid KPMG LLP $269,831 for services in connection with the Company’s evaluation and assessment relating to the adoption, beginning in 2020, of a new accounting standard regarding the measurement of credit losses on certain of our investments, particularly whole loans (also commonly referred to as CECL). Except as described in the previous sentence and in the table and notes above, there were no other professional services rendered by KPMG LLP in 2018 and 2017.

All audit and other services provided to us were reviewed and pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

MANAGEMENT

The following table sets forth certain information with respect to each of our executive officers. The Board appoints or annually reaffirms the appointment of all of our executive officers:

Officer	Age	Position Held
Craig L. Knutson	59	Chief Executive Officer and President
Gudmundur Kristjansson	39	Co-Chief Investment Officer
Bryan Wulfsohn	35	Co-Chief Investment Officer
Ronald A. Freydberg	58	Executive Vice President
Stephen D. Yarad	49	Chief Financial Officer
Kathleen A. Hanrahan	53	Senior Vice President and Chief Accounting Officer
Terence B. Meyers	64	Senior Vice President — Tax
Harold E. Schwartz	54	Senior Vice President, General Counsel and Secretary
Sunil Yadav	49	Senior Vice President

Biographical information on Mr. Knutson is provided in “Election of Directors” of this Proxy Statement.

Gudmundur Kristjansson serves as Co-Chief Investment Officer. Mr. Kristjansson joined MFA in 2007 and has served as a Senior Vice President since 2014 and Co-Chief Investment Officer since January 2019. From 2005 to 2007, Mr. Kristjansson served as an Associate in Trading and Analytics at Performance Trust Capital Partners where he focused on fixed income strategy and research as well as developing fixed income analytics. Mr. Kristjansson holds a Master of Engineering degree in Operations Research from Cornell University and a B.S. in Mechanical and Industrial Engineering from the University of Iceland (Reykjavik).

Bryan Wulfsohn serves as Co-Chief Investment Officer. Mr. Wulfsohn joined MFA in 2010 and has served as a Senior Vice President since 2015 and Co-Chief Investment Officer since January 2019. From 2008 to 2010, Mr. Wulfsohn served as a Senior Financial Analyst at Inland Western Real Estate Trust, Inc., where he focused on corporate strategy. From 2005 to 2007, Mr. Wulfsohn served as an associate in the capital markets group at CBA Commercial, LLC, an acquirer and securitizer of small balance commercial mortgages. Mr. Wulfsohn holds a B.A. from Franklin and Marshall College, and he is a CFA charterholder.

Ronald A. Freydberg serves as Executive Vice President. Mr. Freydberg joined MFA in 1997. From 1995 to 1997, Mr. Freydberg served as a Vice President of Pentalpha Capital, in Greenwich, Connecticut, where he was a fixed-income quantitative analysis and structuring specialist. From 1988 to 1995, Mr. Freydberg held various positions with J.P. Morgan & Co. From 1994 to 1995, he was in J.P. Morgan’s Global Markets Group, where he was involved in commercial mortgage-backed securitization and sale of distressed commercial real estate, including structuring, due diligence and marketing. From 1985 to 1988, Mr. Freydberg was employed by Citicorp. Mr. Freydberg holds an M.B.A. from George Washington University and a B.A. from Muhlenberg College.

Stephen D. Yarad serves as our Chief Financial Officer. Mr. Yarad joined MFA in 2010. Prior to joining MFA, Mr. Yarad was a partner in the financial services audit practice of KPMG LLP, having been admitted to the partnership of the firm in 2005. He commenced his career with KPMG LLP in Australia in 1991 and held various progressive positions before relocating to the United States at the end of 2001. In addition to being a Chartered Accountant and Associate Member of the Institute of Chartered Accountants in Australia, he is also a Certified Public Accountant licensed in New York and New Jersey. Mr. Yarad holds a Bachelor of Commerce (Accounting and Finance) with merit from the University of New South Wales (Sydney, Australia) and a Graduate Diploma in Applied Finance and Investment from the Securities Institute of Australia.

Kathleen A. Hanrahan serves as Senior Vice President and Chief Accounting Officer. Ms. Hanrahan joined MFA in 2008 as Senior Vice President — Finance and was appointed Chief Accounting Officer effective October 2011. From 2007 to 2008, Ms. Hanrahan was Vice President — Financial Reporting with

Arbor Commercial Mortgage LLC. From 1997 to 2006, she held progressive positions, was the First Vice President of Financial Reporting and served on the Disclosure, Corporate Benefits and Sarbanes-Oxley Committees for Independence Community Bank Corp. From 1992 to 1997, Ms. Hanrahan held various positions with North Side Savings Bank and was Controller from 1996 to 1997. Ms. Hanrahan began her career in public accounting in 1987 with KPMG Peat Marwick (predecessor to KPMG LLP). Ms. Hanrahan is a Certified Public Accountant and has a B.B.A. from Pace University.

Terence B. Meyers serves as Senior Vice President and Director of Tax. Mr. Meyers joined MFA in 2013. Prior to joining MFA, Mr. Meyers was most recently a Director in the financial services tax practice of Deloitte Tax, LLP, where he held various positions from 1983 to 2013. While at Deloitte Tax, Mr. Meyers provided advice to clients regarding the tax and accounting treatment of mortgage loans, mortgage-backed securities and other debt instruments, mortgage banking activities and asset securitization, derivative and hedging transactions. Mr. Meyers is a Certified Public Accountant and holds an M.B.A. in Taxation and a B.S. from St. John’s University College of Business Administration. Mr. Meyers also has a J.D. from St. John’s University School of Law.

Harold E. Schwartz serves as Senior Vice President, General Counsel and Secretary. Mr. Schwartz joined MFA in 2011. From 2001 to 2011, Mr. Schwartz served as a Vice President and Senior Counsel for American Express Company, where he specialized in corporate, securities, corporate governance and mergers and acquisitions matters. From 1996 to 2000, Mr. Schwartz served as Senior Vice President, General Counsel and Secretary of Caribiner International, Inc., a business communications services and audio visual equipment rental company. Mr. Schwartz began his career working for the law firm of Schulte Roth & Zabel LLP. Mr. Schwartz has a J.D. from Georgetown University and an A.B. from Duke University.

Sunil Yadav serves as Senior Vice President. Mr. Yadav joined MFA in 2008. From 2005 to 2007, Mr. Yadav served as a residential mortgage-backed securities trading strategist at Banc of America Securities. From 1998 to 2003, Mr. Yadav was employed as an engineer at Fermi National Accelerator Laboratory (Fermilab). From 1996 to 1998, Mr. Yadav served as a post-doctoral research scholar at the California Institute of Technology. Mr. Yadav holds an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Yadav also holds a master’s and Ph.D. in mechanical engineering from The Johns Hopkins University and an undergraduate degree in mechanical engineering from the Indian Institute of Technology (Kanpur, India).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Introduction

The following section discusses the key features of our executive compensation program and the approach taken by the Compensation Committee of the Board in setting and determining compensation for 2018 for:

•	Craig L. Knutson, our Chief Executive Officer and President;
•	Gudmundur Kristjansson, one of our Senior Vice Presidents and Co-Chief Investment Officer;
•	Bryan Wulfsohn, one of our Senior Vice Presidents and Co-Chief Investment Officer;
•	Sunil Yadav, one of our Senior Vice Presidents; and
•	Stephen D. Yarad, our Chief Financial Officer (collectively, our “Named Executive Officers”).

The Compensation Committee oversees the design and administration of our compensation programs and makes decisions relating to the compensation of our Named Executive Officers. The Compensation Committee intends that the compensation paid to the Named Executive Officers be consistent with our overall compensation philosophy and competitive with market practices.

The sections that follow describe:

•	The Compensation Committee’s process for reviewing the components of the compensation of the Named Executive Officers.
•	The reasons for paying each element of compensation to the Named Executives Officers, including the methodology for competitive benchmarking and the use of peer groups.
•	How compensation levels are determined, including the performance measures used for performance-based compensation and factors taken into account in the Compensation Committee’s determination that those measures are appropriate.

2018 Compensation Highlights

It is the Compensation Committee’s role to review the Company’s executive compensation plans and programs and, after noting the outcome of the most recent stockholder advisory vote on executive compensation, make compensation decisions it believes are appropriate. Among other things, below is a summary of certain of the determinations made by the Compensation Committee with respect to 2018 compensation matters, and in particular with respect to Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn, our three most senior and most highly-compensated employees. These items are discussed further within this CD&A and in the executive compensation tables and notes to the tables and other narratives regarding compensation matters, all of which follow.

•	MFA’s 2018 investment performance was strong and consistent throughout the year.
º	We acquired over $5.7 billion of investment assets during the year to grow our investment portfolio on a net basis by over $2.1 billion (or 22%) from $9.9 billion at the beginning of the year to $12.1 billion by the end of 2018, which reflected the continued execution on our strategy to grow and expand our investments in residential whole loans.
º	We further diversified our asset classes, in particular by expanding the types of residential whole loans in which we invest to include recently originated performing loans, including non-Qualified Mortgage (or Non-QM) loans, fix and flip mortgage loans and single-family rental mortgage loans.
º	We maintained a relatively constant yield on interest earning assets (ranging from a low of 5.15% in the first quarter to a high of 5.54% in the third quarter) and net interest rate spread (ranging from a low of 2.17% in the fourth quarter to a high of 2.41% in the third quarter) throughout the year.

º	We achieved our performance using a low level of leverage (with a debt-to-equity ratio ranging from 2.2:1 to 2.6:1 during the course of the year) relative to other residential mortgage REITs.
º	We maintained a consistent dividend payout of $0.20 per quarter during 2018, which was the same as the dividend payout during each quarter of each of 2017, 2016, 2015 and 2014.
º	We maintained a relatively stable book value (in particular as compared to other REITs in the residential mortgage finance sector) ranging from $7.70 per share at the end of 2017 to $7.15 per share at the end of 2018 despite a changing interest rate environment characterized by the effects of the Federal Reserve’s four increases in the “target” Fed Funds rate during the year, as well as volatile financial markets in the fourth quarter of the year.
•	MFA’s stock performance during the performance period was flat. The table below compares MFA’s total stockholder return (“TSR”), which reflects stock price appreciation and dividends paid (and assumes reinvestment thereof), for the 2018 compensation performance period (December 1, 2017 to November 30, 2018) to the 12 other publicly-traded companies in our compensation peer group (see pages 27 to 29 below), each of which is internally-managed and most of which have businesses focusing on the investment in and financing and servicing of residential mortgage assets, including residential mortgage-backed securities, residential whole loans and other residential finance-related assets.

•	2018 compensation for Mr. Knutson reflected his promotion to Chief Executive Officer and the implementation of modifications to his annual bonus opportunity and long-term incentive awards. We entered into a three-year employment agreement with Mr. Knutson, which became effective January 1, 2017, and under which, at the commencement of the agreement, Mr. Knutson was serving as our President and Chief Operating Officer. In August 2017, Mr. Knutson was appointed as our Chief Executive Officer and President following the death of our prior CEO. Notwithstanding Mr. Knutson’s promotion to CEO, in light of the fact that a significant portion of the 2017 performance period had already elapsed by the time of Mr. Knutson’s appointment as CEO, the Compensation Committee determined to continue to compensate him in his capacity as our President and COO for the performance period ended November 30, 2017. In this regard, the amounts paid to and earned by Mr. Knutson for 2017 were primarily a function of his position as President and COO.

In March 2018, MFA entered into an amendment to Mr. Knutson’s employment agreement to reflect his appointment to CEO. Pursuant to the terms of the March 2018 amendment, Mr. Knutson’s annual bonus target and long-term incentive award levels were increased beginning with the 2018 performance period to reflect his promotion as well as the commensurate increase in his responsibilities and duties. As modified by the amendment, Mr. Knutson’s annual bonus targets and long-term incentive award levels are consistent with those that had been in effect for our prior CEO under the terms of his employment agreement with the Company at the time of his passing.

Accordingly, pursuant to the terms of March 2018 amendment, Mr. Knutson’s overall “target” bonus was increased from $1,575,000 to $2,000,000 for the remainder of his employment agreement, which covered the 2018 compensation performance period (and will also cover the 2019 performance period). In addition, pursuant to the terms of the March 2018 amendment, the number of time-based restricted stock units (“TRSUs”) to which Mr. Knutson was entitled to receive in each of 2018 and 2019 was increased from 70,000 to 82,500 and the “target” number of performance-based restricted stock units (“PRSUs”) to which he was entitled to receive in each such year was increased from an aggregate 105,000 to an aggregate 122,500. Mr. Knutson’s base salary was not modified, and it remains $700,000 per annum.

•	2018 compensation for Mr. Kristjansson and Mr. Wulfsohn reflected the implementation of a new employment agreement for each such executive. Also as previously disclosed, in March 2018, the Company entered into a new employment agreement with each of Mr. Kristjansson and Mr. Wulfsohn. The Compensation Committee, with the input of Mr. Knutson, other members of our Board and the Compensation Committee’s independent consultant, determined that in light of Mr. Kristjansson’s and Mr. Wulfsohn’s leadership roles within MFA and their increased responsibilities following the death of our prior CEO and the promotion of Mr. Knutson, it was in the Company’s interest to provide them with additional certainty regarding the terms and conditions of their employment, as well as with additional economic opportunity in exchange for our receiving the benefit of certain covenants restricting their ability to compete with the Company or recruit and hire MFA’s employees in the event either executive left the employ of the Company. The structure and design of Mr. Kristjansson’s and Mr. Wulfsohn’s employment contracts are generally consistent with the structure and design of Mr. Knutson’s employment agreement. However, the compensation targets and award levels for Mr. Kristjansson and Mr. Wulfsohn, as well as the benefits and payments to which they would be entitled in the event of their death, disability or termination of employment, are different from those found in Mr. Knutson’s agreement and reflect their positions within the Company.
•	In accordance with pay-for-performance principles, 2018 annual bonus compensation for Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn was primarily determined by MFA’s 2018 financial performance. Of the aggregate $3.04 million bonus compensation paid to Mr. Knutson and the $1.2 million bonus compensation paid to each of Mr. Kristjansson and Mr. Wulfsohn for the 2018 compensation performance period, approximately 75.3% (or approximately $2.29 million in the case of Mr. Knutson and approximately $915,720 in the case of each of Mr. Kristjansson and Mr. Wulfsohn) of such amount was formulaically determined based directly on MFA’s performance for the 12-month period from December 1, 2017 to November 30, 2018, as described further on page 37 of this Proxy Statement (with the remaining approximately 24.7% of the bonus paid to each executive for such period determined by the Compensation Committee in its discretion after a review of Company and individual performance).
•	A portion of 2018 bonus compensation for Mr. Knutson, as well as each of the other Named Executive Officers, was paid in the form of equity awards with a mandatory three-year holding period after grant. For 2018, consistent with Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn’s respective employment agreement, the Compensation Committee used a methodology for making the annual bonus payment to each executive that resulted in a portion of his annual bonus being paid in cash, with the remaining portion being paid in the form of fully-vested shares of our Common Stock with a mandatory three-year holding period after grant.
º	Consistent with Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn’s respective employment agreements, for the 2018 compensation performance period the bonus amount that exceeded his base salary was paid 50% in cash and 50% in the form of fully-vested shares of Common Stock that are subject to a three-year holding period after grant. Under this methodology, as the amount of the annual bonus earned by each executive increases above his base salary, a greater proportion of his total annual bonus is invested in the prospective financial performance of MFA, which the Compensation Committee believes results in an appropriate long-term alignment of executive and stockholder interests.

The table on page 39 of this Proxy Statement sets forth the portion of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn’s total 2018 annual bonus that was paid in cash and fully-vested shares of our Common Stock with a mandatory three-year holding period from the date of grant.

•	Equity awards based on longer-term performance were used in 2018 for each of the Named Executive Officers. Of the long-term equity-based incentive awards granted to each of the Named Executive Officers, approximately 60% were performance-based awards that will “cliff” vest after three years based on MFA’s absolute TSR in the case of one-half of such awards and MFA’s TSR relative to a group of internally- and externally-managed residential mortgage REITs in the case of the other half of such awards, in each case for the period from January 1, 2018 to December 31, 2020, with the number of awards to ultimately vest ranging from zero to two times a “target” number. The performance-based equity awards granted to each of the Named Executive Officers are further described on pages 39 to 41 of this Proxy Statement under the heading “2018 Long-Term Equity-Based Incentive Awards.”
•	MFA’s performance-based compensation philosophy resulted in Mr. Knutson and our other Named Executive Officers’ receiving a combination of different types of compensation, which are intended to promote the achievement of both short-term and long-term business objectives. The chart below illustrates how total 2018 compensation received by Mr. Knutson in the aggregate (as reported in the Summary Compensation Table on page 46 of this Proxy Statement) was allocated among base salary, formulaically-determined bonus (ROAE Bonus), discretionary bonus (IRM Bonus), TRSUs and PRSUs:

In summary and as further described below, for 2018 Mr. Knutson received base salary in the amount of $700,000, an ROAE Bonus in the amount of $2,289,300, an IRM Bonus in the amount of $750,000, TRSUs with an aggregate grant date value of $629,475 and PRSUs with an aggregate grant date value of

$845,862. Of the total compensation received by Mr. Knutson for 2018, approximately 49.4% was paid in cash and 50.6% was paid in the form of TRSUs, PRSUs and shares of our Common Stock (which was used to pay a portion of his ROAE Bonus and IRM Bonus).

Consideration of 2018 Advisory Vote on Executive Compensation

At our Annual Meeting of Stockholders held in May 2018, 96% of the votes cast with respect to the say-on-pay proposal voted to approve our executive compensation for 2017. The Compensation Committee has reviewed the results of the 2018 say-on-pay vote and believes that the significant support of MFA stockholders in this vote reflects support for MFA’s approach to executive compensation.

The Compensation Committee will continue to consider the outcome of future Say-on-Pay votes and other stockholder input, as well as available market data, in making future decisions regarding executive compensation.

Compensation Philosophy and Objectives

Through our executive compensation programs, we seek to attract, motivate and retain top quality senior executives who are committed to our core values of excellence and integrity. The Compensation Committee’s fundamental philosophy is to closely align these compensation programs with the achievement of annual and long-term performance goals tied to our financial success and the creation of stockholder value.

The Compensation Committee’s principal objectives in developing and administering the executive compensation programs are to:

•	Align the interests of the senior executive team with the interests of our stockholders by motivating executives to increase long-term stockholder value consistent with appropriate levels of leverage and risk;
•	Retain, motivate and attract a highly-skilled senior executive team that will contribute to the successful performance of the Company;
•	Provide compensation opportunities that are competitive within industry standards thereby reflecting the value of the executive’s particular position in the marketplace;
•	Support a culture committed to paying for performance where compensation is commensurate with the level of risk-adjusted returns that are achieved; and
•	Maintain a high degree of flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy and our prevailing business environment, as well as changing labor market dynamics.

The Compensation Committee periodically reviews and evaluates executive officer compensation levels and our compensation program. It is the Compensation Committee’s view that compensation decisions are complex and best made after a deliberative review of Company and individual performance, as well as industry compensation levels. Consistent with this view, the Compensation Committee assesses our performance within the context of the industry’s overall performance and internal performance standards and evaluates individual executive officer performance relative to the performance expectations for their respective position, role and responsibilities within MFA.

Compensation Benchmaking/Use of Peer Groups

The Compensation Committee benchmarks from time to time the compensation levels and practices relating to our Named Executive Officers and other executive officers against industry-based compensation levels and practices. In this regard, for 2018 the Compensation Committee, with the assistance of its independent compensation consultant, FPL Associates L.P. (“FPL Associates”), undertook a benchmarking analysis with respect to the compensation levels and practices of our CEO and certain other Named Executive Officers. While it is the Compensation Committee’s goal to provide compensation opportunities that reflect

Company and individual performance and that are competitive within industry standards, the Compensation Committee has not established, nor does it seek to establish, a specific target market percentile for executive officer pay levels, as pay practices and compensation levels among participants in our industry can vary significantly from one year to the next such that the use of a specific target market position would not necessarily reflect the Compensation Committee’s assessment of performance as the primary driver of pay levels.

For each of the past several years, the Compensation Committee has, with the assistance of FPL Associates, undertaken a review of MFA’s peer group methodology. The Compensation Committee has engaged in these reviews in part because it continues to be difficult to develop a peer group for executive compensation purposes in the residential mortgage REIT sector due to the large number of companies in the sector that are externally advised. As a result, these companies have few, if any, employees that are compensated directly and/or fully by the REIT. Rather, such persons’ compensation is paid by the external manager of the REIT, and as a result, the REIT itself is required to disclose publicly little to no compensation information regarding its executives. Furthermore, the Compensation Committee believes that any peer group for compensation purposes that is comprised solely of internally-advised residential mortgage REITs would not be a large enough group to provide meaningful comparative information.

Because of the limited compensation information available for mortgage REITs, the Compensation Committee has, in consultation with FPL Associates, developed a peer group that extends beyond mortgage REITs. This peer group also includes a number of other real estate-focused finance companies in both the residential and commercial sectors, the executives of which are required to have similar skills and experience as the executives of MFA, including the evaluation of credit risk, interest rate risk and allocation of capital (which are skills required in connection with the evaluation of Agency and Non-Agency residential mortgage-backed securities, residential whole loans and other residential mortgage-related assets). In addition, the peer group includes companies that have, in prior years, been identified by the proxy advisory firms as comparable to MFA in their evaluation of MFA in connection with developing their annual Say-on-Pay vote recommendation.

In considering the peer group analysis provided by FPL Associates, the Compensation Committee recognized that the peer group did not include externally-managed mortgage REIT’s because comprehensive compensation data for their executives are generally not publicly available. In addition, the Compensation Committee did not include generally higher paying private equity firms and hedge funds with which MFA must compete for executive talent. These organizations were not included in the peer group because they have different business economics and pay models from ours and due to the fact that data regarding compensation of their executives are also generally not publicly available.

With the above in mind the Compensation Committee, in the fall of 2018, identified the following companies against which Company performance would be compared and compensation practices would be reviewed:

AGNC Investment Corp. (AGNC)	Mr. Cooper Group, Inc. (COOP)
Arbor Realty Trust, Inc. (ABR)	New York Mortgage Trust, Inc. (NYMT)
Capstead Mortgage Corporation (CMO)	PennyMac Financial Services, Inc. (PFSI)
Chimera Investment Corporation (CIM)	Radian Group, Inc. (RDN)
Essent Group, Ltd. (ESNT)	Redwood Trust, Inc. (RWT)
iStar Financial, Inc (STAR)
MGIC Investment Corporation (MTG)

As compared to the group of companies used by the Compensation Committee to inform 2017 compensation decisions, the group of companies identified above, which the Compensation Committee used in 2018, reflects the addition of Arbor Realty Trust, Inc., Essent Group Ltd. and New York Mortgage Trust, Inc., which the Compensation Committee determined to include in light of their reasonably comparable business focus and size. In addition, the group of companies used by Compensation Committee in informing its 2018 compensation decisions reflects the removal from the group of CYS Investments, Inc., which was acquired during 2018, and TFS Financial Corporation, which is a bank holding company with a business that is not particularly comparable to that of MFA’s.

Components of Compensation

The Compensation Committee believes that it is important to create compensation programs that appropriately balance short-term, cash-based compensation with long-term, equity-based compensation. Our executive officer compensation program includes the following primary components:

•	Base salaries paid in cash, which are based on the scope of the executive’s role, the responsibilities associated with the position and the individual’s performance in that role, as well as competitive market practices;
•	Annual bonus awards, which are generally paid as a combination of cash and shares of our Common Stock that either vest over a multi-year period or are fully-vested but subject to a multi-year prohibition on transfer and are intended to motivate and reward the Company’s short-term financial and operational performance, as well as short-term individual performance; and
•	Long-term incentive awards (“LTIA”), which are designed to support our objectives of aligning the interests of executive officers with those of our stockholders, promote value creation and long-term performance and retain executive officers.

In addition to the primary components of the executive officer compensation program, we maintain our Senior Officers Deferred Bonus Plan (the “Senior Officers Plan”). The Senior Officers Plan (a description of which can be found on pages 41 and 51 of this Proxy Statement) permits our executive officers to defer, at their election, up to 100% of their annual bonus compensation in the form of deferred stock units. The performance of the deferred stock units is tied to the performance of our Common Stock. At present, none of our executive officers has any amounts deferred under the Senior Officers Plan.

Other than the opportunity to participate in the Senior Officers Plan, we do not provide perquisites or other benefits to our Named Executive Officers beyond those provided to all of our other salaried employees.

*****

The discussion below regarding our primary elements of compensation and the Compensation Committee’s decisions for 2018 reflects the terms and conditions of Mr. Knutson’s, Mr. Kristjansson’s and Mr. Wulfsohn’s employment agreements. Likewise, the discussion regarding Mr. Yadav and Mr. Yarad reflects their compensation arrangements with the Company for 2018.

Key Elements of Compensation

As indicated above, the compensation of our Named Executive Officers is comprised of three principal elements, summarized in the following chart:

Element	Key Features	Purpose
Base Salary	- Levels set periodically based on scope of the executive’s role, responsibilities of the position, individual performance and competitive market practices	- Provides a base level of guaranteed compensation
- Discretionary increases may be considered based on performance and other factors
Annual Incentives

-

For 2018, for Messrs. Knutson, Kristjansson and Wulfsohn, per terms of their respective employment agreement, (a) portion of annual bonus based on the achievement of specified adjusted return on common equity targets and (b) portion based on the Compensation Committee’s discretionary assessment of Company and individual performance

- Provides an incentive to achieve annual financial and individual performance goals
- Portion delivered in shares of Common Stock (with mandatory holding periods) to ensure that annual performance is sustained over time and further aligns executive’s interests with stockholders
- For 2018, for Messrs. Yadav and Yarad, based on a discretionary determination of performance
º For Mr. Yadav, the Compensation Committee was guided by similar methodology as used for Messrs. Knutson, Kristjansson and Wulfsohn
- For 2018, delivered in a mix of cash and Common Stock that is restricted from transfer for three-year period
Long-Term Incentive Awards	- Grants of stock-based awards with multi-year vesting requirements

-

Performance-based awards provide long-term incentives tied to TSR on both an absolute basis and relative to a group of internally- and externally-managed mortgage REITs selected by the Compensation Committee at the time of grant

- Available types of awards include restricted stock units, stock options, shares of Common Stock and other stock-based awards
	- Vesting may be time-based or performance-based	- Further aligns executive’s interests with stockholders and encourages retention of key executives

The following discussion provides additional explanation about each of the elements of compensation described above.

Base Salary.  We provide the Named Executive Officers with annual base salaries to provide them with a base level of guaranteed compensation for their services provided during the term of their employment. From time to time, the Compensation Committee reviews market analyses and considers the advice of its independent compensation consultant in setting base salaries.

Consistent with the Compensation Committee’s overall philosophy, the compensation program for the Named Executive Officers is expected to continue to emphasize incentive compensation over base salary

(other than in the case of Mr. Yarad, who does not have management responsibility for investment strategy, asset selection or other “top line” functions). However, the Compensation Committee does not have a pre-set mix or target of base salary to incentive compensation awards for the Named Executive Officers.

Annual Incentives.  For 2018, we had the following types of annual incentive programs for our Named Executive Officers:

•	Pursuant to the terms of his employment agreement, a portion of each of Mr. Knutson’s, Mr. Kristjansson’s and Mr. Wulfsohn’s annual incentive award was formulaically-determined based on the level of Adjusted ROAE (as described below) and a lesser portion of his annual incentive award was determined based on the discretion of the Compensation Committee. As described below, each component of Messrs. Knutson, Kristjansson and Wulfsohn’s respective annual incentive award has a “target” level and the amount of the award that is ultimately paid could be higher or lower than the target.
•	Messrs. Yadav and Yarad were eligible for a discretionary annual incentive award based on a subjective assessment by the Compensation Committee, in consultation with Mr. Knutson, of MFA’s annual performance and the annual performance of each individual executive.

For Mr. Yadav and Mr. Yarad, no pre-set “target” level for their respective annual incentive award was established. For 2018, the Compensation Committee believed that a discretionary incentive opportunity for these Named Executive Officers provided it with flexibility in assessing and rewarding individual performance and individual contributions. Nonetheless, in determining the annual incentive award for Mr. Yadav for 2018, the Compensation Committee used as a guide an approach and methodology similar to that used to determine the annual incentive awards for Messrs. Knutson, Kristjansson and Wulfsohn.

Annual Incentive Award for Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn.

Pursuant to the terms of the employment agreement that we entered into with Mr. Knutson in November 2016 (as amended in March 2018 to reflect his promotion to Chief Executive Officer), he is eligible to receive an annual performance-based bonus based on the Company’s and his individual performance during the 12-month periods beginning on each of December 1, 2016, 2017 and 2018 and ending on November 30 of the next succeeding year (each 12-month period being a “Performance Period”). Under the terms of the employment agreement that we entered into with each of Mr. Kristjansson and Mr. Wulfsohn in March 2018, each executive is eligible to receive an annual performance bonus based on Company and individual performance for the Performance Periods beginning on each of December 1, 2017 and 2018. As indicated above, under the terms of his respective employment agreement Mr. Knutson’s “target” annual bonus (the “Overall Target Bonus”) for the 2018 Performance Period was $2,000,000, and each of Mr. Kristjansson and Mr. Wulfsohn’s Overall Target Bonus for the 2018 Performance Period was $800,000.

Each of Mr. Knutson Mr. Kristjansson and Mr. Wulfsohn’s employment agreement provides that his annual bonus is comprised of two components:

•	the major portion of the bonus is payable based on MFA’s return on average total common stockholders’ equity (as adjusted as described below) during the applicable Performance Period (hereinafter referred to as the “ROAE Bonus”); and
•	a lesser portion of the bonus is payable based on the executive’s individual performance, Company performance and the Company’s risk management (hereinafter referred to as the “IRM Bonus”).

ROAE Bonus

With respect to the ROAE Bonus, for each Performance Period, the target amount of the ROAE Bonus (the “Target ROAE Bonus”) for Messrs. Knutson, Kristjansson and Wulfsohn is equal to 75% of his Overall Target Bonus. Based on his Overall Target Bonus, for the 2018 Performance Period Mr. Knutson’s Target ROAE Bonus was $1,500,000 (as compared to his Target ROAE Bonus of $1,181,250 for the 2017 Performance Period, which reflected his being compensated as President and Chief Operating Officer), and each of Mr. Kristjansson and Mr. Wulfsohn’s Target ROAE Bonus was $600,000. Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn’s employment agreement provides that he is eligible to receive from zero to 200% of his Target ROAE Bonus.

Calculation of Adjusted ROAE.  The determination of the ROAE Bonus is based on a methodology that is set forth in Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn’s employment agreement and reflects certain adjustments to GAAP net income and GAAP stockholders’ equity. For purposes of determining the ROAE Bonus, return on average stockholders’ equity is calculated by dividing (i) our net income for the applicable Performance Period as determined in accordance with GAAP (but excluding non-cash, non-operating expense items such as depreciation and amortization expense) by (ii) our average total stockholders’ equity (based on stockholders’ equity as of the last day of each month during the Performance Period) as determined in accordance with GAAP (but excluding accumulated other comprehensive income or loss, stockholders’ equity attributable to preferred stock and such other items as may be determined by the Compensation Committee of the Board). We refer to such calculation in this Proxy Statement as our “Adjusted ROAE.”

The actual amount of ROAE Bonus to be paid to Messrs. Knutson, Kristjansson and Wulfsohn is based on our Adjusted ROAE for the applicable Performance Period relative to a target (the “ROAE Target”) that is the greater of (A) the sum of (i) the average weekly interest rate on the 2-year U.S. Treasury note (the “2-Year Treasury Rate”) and (ii) 400 basis points or (B) 8%; provided that the ROAE Target shall not exceed 10%.

º	The incremental premium of 4% above the 2-Year Treasury Rate was determined by the Compensation Committee after a review of various factors, including market rates for real estate-related debt obligations and MFA’s business model.
º	The use of a 4% incremental premium was intended to provide executives with an incentive to achieve attractive investment returns for MFA (and align the interests of executives and stockholders in seeking this level of return), without exposing MFA to inappropriate risk.

To the extent that our Adjusted ROAE for a Performance Period is (x) less than the ROAE Target for such Performance Period and (y) less than or equal to the 2-Year Treasury Rate during such Performance Period, then no ROAE Bonus will be paid to the executive (the “Zero Bonus Factor”). To the extent that MFA’s ROAE for a Performance Period is 16% or greater, then the executive will be paid two (2) times his Target ROAE Bonus. To the extent that MFA’s Adjusted ROAE for a Performance Period is greater than the Zero Bonus Factor but less than 16%, then the executive will, based on a formula more particularly described in his respective employment agreement, be paid a multiple of between zero and two (2) times his Target ROAE Bonus, with the executive being paid the Target ROAE Bonus to the extent that MFA’s Adjusted ROAE for a Performance Period equals the ROAE Target for such Performance Period.

Determination of ROAE Target Hurdles under ROAE Bonus.  The Compensation Committee has, from time to time, reviewed the continued appropriateness of the use of return on common equity as a principal financial metric upon which to evaluate Company performance and, in turn, on which to determine the size of the annual bonuses for our CEO and certain other senior executives. The Compensation Committee believes that return on common equity continues to be an appropriate measure to evaluate annual Company performance and serve as the basis for determining Mr. Knutson’s annual bonus, as well as the annual bonus of each of Mr. Kristjansson and Mr. Wulfsohn, and as a guide for determining the annual bonus of Mr. Yadav (but with the adjustments to the calculation of such measure as described above). As a company whose primary source of earnings is income from real estate-related debt investments, the Compensation Committee believes that return on common equity generally provides an appropriate measurement of our financial performance. Because the calculation of ROAE for purposes of determining the ROAE Bonus excludes the effect of unrealized market valuation adjustments of those of investment assets (where such adjustments are reflected in stockholders’ equity through changes in accumulated other comprehensive income (loss)), it reflects the return on the amount of equity capital we have invested in our real estate-related debt investments.

The Compensation Committee, with the assistance of FPL Associates, most recently reviewed the structure of the annual incentive component of our most senior executives’ compensation in the fall of 2016 in connection with the negotiation of a new employment agreement for our former CEO and Mr. Knutson, who was serving as our President and Chief Operating Officer at the time. Using publicly available information, as well as other information provided by FPL Associates, the Compensation Committee reviewed the structure and design of MFA’s and other companies’ executive compensation programs and the compensation levels and forms of compensation then being paid to Mr. Knutson and our former CEO, as well as to other executives in comparable positions at comparable companies.

As a result of its review, the Compensation Committee determined that it continued to be appropriate to use, in large part, a formulaic approach for the determination of our most senior executives’ bonus with a methodology continuing to be based on the greater of (i) an absolute minimum return and (ii) a risk-free interest rate plus an appropriate incremental premium. This decision was premised in large part on the nature of MFA’s business model, which has continued to focus on investing in residential mortgages and mortgage-related debt instruments. Returns that MFA can earn on new real estate-related debt investments are, to a certain extent, correlated with the market-driven interest rates for these and other types of debt instruments (which rates depend, among other factors, on the perceived risk of these investments). These market-driven interest rates are typically analyzed as the risk-free interest rate for investment in U.S. Treasury obligations (or other debt backed by the full faith and credit of the United States) with a comparable duration (which is a measure of the price sensitivity of an asset to changes in interest rates) plus an incremental risk premium above the risk-free rate. The decision to use a threshold based on a risk-free interest rate plus an incremental premium is premised on the fact that our Board and management believe that investors focused on investing in companies like MFA also often compare return on equity to risk-free rates of return in evaluating MFA’s financial performance. In the case of the Company, the Board continues to believe that using a two-year risk-free interest rate (i.e., the 2-Year Treasury Rate) remains appropriate because it generally corresponds to the weighted average duration (which is a measure of interest rate sensitivity) of investments historically made by MFA.

The Compensation Committee continues to believe that setting a target Adjusted ROAE performance threshold at an appropriate level as the greater of (i) an absolute minimum return (i.e., 8%) or (ii) above the risk-free interest rate (by adding the incremental premium of 4% to the risk-free interest rate (i.e., the 2-Year Treasury Rate)) establishes an incentive for executives to achieve attractive financial performance for MFA (and aligns the interests of executives and stockholders in seeking this level of financial performance), without exposing MFA to inappropriate risk. The Compensation Committee structured the ROAE Target so that it would be flexible and could vary from year to year depending on the prevailing interest rate environment. At the same time, the Compensation Committee continues to believe that it was appropriate to establish a minimum ROAE Target (8%) that management could reasonably strive to achieve even in an environment characterized by a prolonged period of low interest rates (such as that which has been experienced during the last decade) without taking on inappropriate leverage or interest rate risk to receive a “target” payout. The Compensation Committee also continues to believe it was appropriate to establish a maximum ROAE Target (10%), which the Compensation Committee believed was an acceptable level of Adjusted ROAE even in an environment with higher yielding investments and higher interest rates than those of the past several years. In addition, the Compensation Committee continues to recognize that if interest rates rise, then, in general, the target level of Adjusted ROAE for which management should strive should increase to reflect higher overall yields that could be achieved on investments at the same level of risk. Overall, the Compensation Committee continues to believe that the use of a performance target that will likely vary from year to year under the methodology described above provides a self-adjusting mechanism that acts to modify compensation incentives annually in a manner consistent with MFA’s business model.

Applying the methodology described above used to determine the ROAE Bonus, the following data points were used in determining Messrs. Knutson, Kristjansson and Wulfsohn’s respective ROAE Bonus for 2018:

•	The ROAE Target (i.e., the level of Company financial performance at which the “target” ROAE Bonus would be earned) for 2018 would be 8%, which was determined based on the greater of (i) the 2-Year Treasury Rate of 2.45% plus an incremental premium of 4% (i.e., 6.45%) or (ii) 8%, with a maximum ROAE Target of 10%.
º	The risk-free rate represented the average weekly interest rate during the performance period from December 1, 2017 through November 30, 2018, on two-year U.S. Treasury obligations, which was 2.45%.
•	No ROAE Bonus would be earned if ROAE (as calculated under the terms of Mr. Knutson’s employment agreement) was less than the two-year Treasury Rate and less than the ROAE Target for the year (i.e., the Zero Bonus Factor).
º	The use of the Zero Bonus Factor for 2018 represents a determination that 2018 financial performance, as measured by Adjusted ROAE, needed to exceed 2.45% in order to make the payment of any level of Adjusted ROAE Bonus for 2018.
•	An ROAE Bonus for 2018 in excess of Mr. Knutson’s respective “target” level ROAE Bonus would not be earned unless ROAE was above the 2018 ROAE Target of 8%.
º	As described above, Mr. Knutson is subject to a maximum ROAE Bonus for Adjusted ROAE that is 16% or greater.

As a result of the Compensation Committee’s decisions, including those described above, the ROAE Bonus formula used in 2018 for Mr. Knutson was as follows:

•	For Adjusted ROAE of less than or equal to the Zero Bonus Factor (i.e., 2.45%), no ROAE Bonus would be earned.
•	For Adjusted ROAE between the Zero Bonus Factor and 8%, the ROAE Bonus would be pro-rated between 0% and 100% of the target ROAE Bonus.
•	For Adjusted ROAE in excess of 8.0%, subject to the maximum ROAE Bonus for Mr. Knutson of two times his Target ROAE Bonus:
º	If Adjusted ROAE was less than or equal to 16%, the ROAE Bonus would be increased by a pro-rated amount above the Target ROAE Bonus (based on a straight-line, mathematical interpolation) such that the total ROAE Bonus for Mr. Knutson would be two times the Target ROAE Bonus when ROAE is 16%.

Using a formula for 2018 that would result in a pro-rated portion of the ROAE Bonus being earned for Adjusted ROAE between the ROAE Target and the Zero Bonus Factor was determined as appropriate to reward some levels of financial performance below the target level; and continuing to maintain a formula that resulted in an ROAE Bonus in excess of target for Adjusted ROAE above 8% was determined as appropriate to reward financial performance that exceeded the target range.

IRM Bonus

The Compensation Committee continues to believe that it is important for it to retain a discretionary component of the annual incentive award process in order to be able to factor non-objective and non-quantifiable measures into the bonus decision-making process. Accordingly, in the process of reviewing the structure and design of Mr. Knutson’s incentive compensation in the fall of 2016, the Compensation Committee determined to retain in his new agreement the IRM Bonus, which had been a feature in Mr. Knutson’s then-existing employment agreement. With this in mind under the terms of Mr. Knutson’s new employment agreement, for each Performance Period, the target amount of his IRM

Bonus (the “Target IRM Bonus”) remained equal to 25% of his Overall Target Bonus. For the 2018 Performance Period, Mr. Knutson’s Target IRM Bonus was $500,000 (as compared to a Target IRM Bonus of $393,750 for the 2017 Performance Period, which reflected his being compensated as President and Chief Operating Officer). Mr. Knutson’s employment agreement provides that he will be eligible to receive from zero to 200% of his respective Target IRM Bonus.

The actual amount of the IRM Bonus to be paid to Mr. Knutson is determined by the Compensation Committee in its discretion based upon factors it deems relevant and appropriate, including, without limitation, MFA’s leverage strategy relative to other similarly situated companies as well as relative to its own business plan, MFA’s total stockholder return (both on an absolute basis, as well as relative to relevant indices and other similarly situated companies), overall management of risk and asset selection in generating our returns and the his individual performance.

Form of Payment of Annual Incentive Awards to Mr. Knutson.  Under the terms of Mr. Knutson’s employment agreement, payment of his annual bonus is made in cash up to an amount of his then-current base salary. For the 2018 Performance Period, to the extent that the amount of his annual bonus is greater than his then-current annual base salary, 50% of such excess amount was paid in cash and 50% was paid in the form of fully-vested shares of Common Stock that are generally restricted from sale or transfer for the three-year period following their grant.

Long-Term Incentive Awards (LTIAs).  Under our Equity Compensation Plan the Compensation Committee has available to it a portfolio of equity compensation vehicles, including shares of Common Stock, restricted stock units (RSUs), dividend equivalent rights, stock options and other stock-based awards. The Compensation Committee uses this incentive compensation program to award Named Executive Officers with long-term incentives, including in connection with entering into or extending the term of employment agreements or other employment arrangements. The Compensation Committee makes these awards in its discretion without any pre-set target levels; however, in determining LTIAs, the Compensation Committee may consider the advice of its compensation consultant.

LTIAs to Mr. Knutson

Under the terms of his employment agreement, Mr. Knutson is entitled to a grant of RSUs, consisting of time-based RSUs (“TRSUs”) and a “target” amount of performance-based RSUs (“PRSUs”). As indicated above, for 2018 the number of TRSUs granted to Mr. Knutson and the target amount of PRSUs granted to him were increased to reflect his promotion to Chief Executive Officer. More specifically, for 2018, Mr. Knutson was granted 82,500 TRSUs (as compared to 70,000 for 2017) and a “target” of 122,500 PRSUs (as compared to 105,000 for 2017).

TRSUs.  Subject to exceptions in certain circumstances described below in “Potential Payments upon Termination of Employment or Change in Control,” found on pages 56 to 59 of this Proxy Statement, each grant of TRSUs to Mr. Knutson will vest on the third December 31st to occur following the date of grant, subject to his continued employment with the Company. In addition, subject to exceptions in certain circumstances, unvested TRSUs will be forfeited as of the date of his termination of employment with the Company. Upon vesting, Mr. Knutson will receive one share of our Common Stock for each TRSU that vests. To the extent that dividends are paid on our Common Stock during the period in which the TRSUs are outstanding, he will receive a dividend equivalent in the form of a cash payment in respect of the outstanding TRSUs.

PRSUs.   Subject to exceptions in certain circumstances described below in “Potential Payments upon Termination of Employment or Change in Control,” each grant of PRSUs to Mr. Knutson will vest on the last day of the applicable three-year performance period, subject to the achievement of the TSR-based objectives described below and his continued employment with the Company.

Of the target amount of PRSUS to be granted annually to Mr. Knutson under his employment agreement, one-half of such target amount will vest based on the Company’s level of absolute TSR during the applicable three-year performance period (such PRSUs referred to as the “Absolute TSR PRSUs”) and one-half of such target amount will vest based on the Company’s level of TSR during the applicable three-year performance period relative to the TSR of a peer group of companies designated by the Compensation Committee at the time of each grant (such PRSUs referred to as the “Relative TSR PRSUs”).

With respect to the Absolute TSR PRSUs, the actual number of PRSUs that will be earned and that will vest will be based on the level of our cumulative total stockholder return (i.e., share price appreciation or depreciation, as the case may be, plus dividends divided by initial share price) relative to an 8% per annum simple TSR (assuming no reinvestment of dividends) for the three-year performance period beginning on January 1st of the year of grant (e.g., the performance period for the PRSUs granted in 2018 is January 1, 2018 through December 31, 2020). To determine the actual number of PRSUs that will be earned and will vest, the “target” amount of each grant of PRSUs will be adjusted up or down at the end of the applicable three-year performance period based on the Company’s cumulative TSR relative to an 8% per annum simple TSR objective from 0% of the target amount (reflecting 0% per annum TSR during the performance period) to 200% of the target amount (reflecting 16% per annum (or higher) TSR during the performance period), with 100% of the target amount being earned and vesting if TSR of 8% per annum is achieved during the performance period.

With respect to the Relative TSR PRSUs, the actual number of PRSUs that will be earned and that will vest will be based on the Company’s cumulative TSR during the applicable three-year performance period beginning on January 1st of the year of grant as compared to the cumulative TSR of designated peer group companies for such performance period. To the extent that the Company’s TSR rank is less than or equal to the 25th percentile when compared to the TSR of the members of the peer group, Mr. Knutson will vest in 0% of the target number of Relative TSR PRSUs awarded to him in respect of the applicable performance period. To the extent that the Company’s TSR rank is in the 50th percentile, Mr. Knutson will vest in 100% of the target number of Relative TSR PRSUs awarded to him in respect of the applicable performance period. To the extent that the Company’s TSR rank is greater than or equal to the 80th percentile, Mr. Knutson will vest in 200% of the target number of Relative TSR PRSUs awarded to him in respect of the applicable performance period. To the extent that the Company’s TSR ranking falls in between the percentiles identified above, the number of Relative TSR PRSUs that vest will be interpolated.

PRSUs that do not vest at the end of an applicable performance period will be forfeited. Upon vesting, Mr. Knutson will receive one share of the Company’s common stock for each PRSU that vests.

Dividend equivalents are not paid in respect of the PRSUs during the performance period. Rather, dividend equivalents accrue with respect to the PRSUs during the performance period, and to the extent that the underlying PRSUs vest, an amount equal to the accrued dividend equivalents related to the vested PRSUs will be paid to Mr. Knutson in the form of additional shares of our Common Stock based on the closing price of the Common Stock on the vesting date.

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2018 Compensation Decisions

The following discussion addresses the actions taken by the Compensation Committee during 2018 regarding the base salaries, annual incentives and long-term equity awards for the Named Executive Officers.

Base Salary

The Compensation Committee believes that the annual base salary paid in 2018 to each of the Named Executive Officers appropriately reflected the scope of the role and responsibilities of the applicable position, individual performance and experience and competitive market practices. The annual base salary for each of the Named Executive Officers during 2018 was as follows:

Executive	2018 Base Salary
Craig L. Knutson	$700,000
Gudmundur Kristjansson	$350,000
Bryan Wulfsohn	$350,000
Sunil Yadav	$300,000
Stephen D. Yarad	$475,000

Base salaries for each of the Named Executive Officers remained unchanged from the prior year with the exceptions of Messrs. Kristjansson and Wulfsohn, whose base salaries were increased from $300,000 to $350,000 per year to reflect their increased responsibilities and leadership role within the Company following Mr. Knutson’s promotion to CEO.

Annual Incentives

Messrs. Knutson, Kristjansson and Wulfsohn.  Annual incentive awards earned by Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn consisted of both the formulaic ROAE Bonus and the discretionary IRM Bonus. A discussion of the Compensation Committee’s determination of each of these components is set forth below.

ROAE Bonus.  Under the ROAE Bonus methodology set forth in Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn’s respective employment agreement, which is described on pages 31 to 34 of this Proxy Statement, Adjusted ROAE for the 2018 performance period (December 1, 2017 to November 30, 2018) was approximately 12.209%*, which was above the ROAE Target of 8% for 2018.

The ROAE Bonus component of each of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn’s annual bonus for 2018 was determined by applying the Adjusted ROAE of 12.209% to the previously established bonus formula, with the result that he earned an ROAE Bonus that was above his target amount for the ROAE Bonus. The “target” amount of this component of annual bonus, the percentage of that target amount earned and the total amount of the 2018 ROAE Bonuses earned by Messrs. Knutson, Kristjansson and Wulfsohn are set forth in the table below:

	Target ROAE Bonus ($)	% of ROAE Bonus Earned	2018 ROAE Bonus Earned ($)(1)
Mr. Knutson	$1,500,000	152.62%	$2,289,300
Mr. Kristjansson	$600,000	152.62%	$915,720
Mr. Wulfsohn	$600,000	152.62%	$915,720

(1)	A portion of Messrs. Knutson, Kristjansson and Wulfsohn’s respective 2018 annual bonus was paid in the form of fully-vested shares of our Common Stock with a mandatory three-year holding period from the date of their grant. See pages 38 and 39 of this Proxy Statement.

IRM Bonus.  The actual amount of the IRM Bonus paid to each of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn was determined by the Compensation Committee in its discretion based upon its review of each executive’s individual performance, as well as MFA’s leverage strategy relative to other similarly situated companies as well as relative to its own business plan, overall management of risk and asset selection in generating our returns, MFA’s total stockholder return (both on an absolute basis, as well as relative to relevant indices of other similarly situated companies) and each executive’s individual

*	Adjusted ROAE is a non-GAAP financial measure. On a GAAP basis, for the 2018 performance period net income available to common stockholders was approximately $314.8 million and average total common stockholders’ equity was approximately $3.14 billion (which reflects the exclusion of approximately $193.3 million of equity attributable to preferred stock). Return on average total common stockholders’ equity on a GAAP basis for the period from December 1, 2017 to November 30, 2018, was approximately 10.0%. The calculation of return on average total common stockholders’ equity for purposes of determining Adjusted ROAE reflects (i) the exclusion of approximately $554.4 million of accumulated other comprehensive income (unrealized mark-to-market gains and/or losses) from the calculation of average total common stockholders’ equity on a GAAP basis and (ii) the add-back of approximately $878,000 of depreciation expense to GAAP net income for the 2018 performance period.

performance. In considering these factors, the Compensation Committee did not assign specific weightings to each, but instead considered them together as part of a comprehensive review.

Based on the above-described review, the Compensation Committee determined that an IRM Bonus for each executive that was in excess of the Target IRM Bonus was merited. The target amount of this component of annual bonus, the percentage of that target amount earned and the total amount of the 2018 IRM Bonus earned by Messrs. Knutson, Kristjansson and Wulfsohn is set forth in the following table:

	Target IRM Bonus ($)	% of IRM Bonus Earned	2018 IRM Bonus Earned ($)(1)
Mr. Knutson	$500,000	150%	$750,000
Mr. Kristjansson	$200,000	150%	$300,000
Mr. Wulfsohn	$200,000	150%	$300,000

(1)	A portion of Messrs. Knutson, Kristjansson and Wulfsohn’s respective 2018 annual bonus was paid in the form of a grant of fully-vested shares of our Common Stock with a mandatory three-year holding period from the date of their grant. See below.

In determining the amount of Mr. Knutson’s IRM Bonus, the Compensation Committee noted Mr. Knutson’s strong leadership in a year marked by a challenging investment and interest rate environment. In addition, the Compensation Committee considered the achievement during the course of the year in delivering consistent and attractive returns on MFA’s portfolio of assets while effectively managing the risks relating to our portfolio of mortgage-related assets, including maintaining a low level of leverage relative to other residential mortgage REITs and maintaining a low level of duration (which is a measure of interest rate sensitivity) for our overall portfolio. The Compensation Committee also noted Mr. Knutson’s continuing leadership in evaluating and continuing to grow MFA’s investments in residential whole loans, as well as leading MFA in its sourcing of new investment opportunities in the residential mortgage credit sector.

On an individual basis, the Compensation Committee took into account Mr. Knutson’s oversight of our business and investment activities to ensure achievement of our strategic objectives for the year. In addition, the Compensation Committee also considered his achievements in maintaining and building on the Company’s relationships with counterparties, industry groups and other constituencies important to our business success, as well as continuing to foster an inclusive corporate culture throughout the organization. In addition, the Compensation Committee took into account his leadership in overseeing the staff functions within the Company, including finance, legal, human resources, information technology systems and operations.

In determining the amount of Mr. Kristjansson’s IRM Bonus, the Compensation Committee noted his leadership role in evaluating, negotiating and structuring several new investment initiatives during the year (including with respect to the establishment and deepening of our relationships with originators of “fix and flip” and single family rental mortgage loans and our investments in assets related to mortgage servicing rights), as well as his leadership role in evaluating the impact of the macroeconomic environment and macroeconomic trends on our business, including his management of our interest rate risk, and his leadership in overseeing our financial modeling and forecasting functions. With respect to Mr. Wulfsohn, the Compensation Committee noted his key role in: evaluating and negotiating new investment initiatives and establishing relationships to execute on such initiatives (particularly with respect to recently-originated whole loans); evaluating, acquiring and growing our portfolio of mortgage-backed securities backed by re-performing and non-performing loans; maintaining and strengthening relationships with our financing counterparties; lowering the cost of and diversifying our sources of financing by leading the execution of two securitization transactions during the year; and his continuing leadership in managing our re-performing and non-performing residential whole loan portfolios.

Determination of Form of Payment of 2018 Annual Bonus for Messrs. Knutson, Kristjansson and Wulfsohn.  As indicated on page 35 of this Proxy Statement, each of Mr. Knutson, Mr. Kristjansson and

Mr. Wulfsohn’s employment agreement provided that for the 2018 Performance Period any annual performance bonus in an amount up to his current base salary would be paid in cash, and the bonus amount in excess of his base salary would be paid 50% in cash and 50% in the form of fully vested shares of Common Stock with a mandatory three-year holding period. The table below sets forth the application of this formula to the 2018 annual bonus amount for each of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn and shows the portion of his total 2018 annual bonus that was paid in cash and in the form of Common Stock.

	Total 2018 Bonus Earned ($)	Portion of 2018 Bonus Paid in Cash ($/%)	Portion of 2018 Bonus Paid in Common Stock ($/%)(1)
Mr. Knutson	$3,039,300	$1,869,650/61.5%	$1,169,650/38.5%
Mr. Kristjansson	$1,215,720	$782,860/64.4%	$432,860/35.6%
Mr. Wulfsohn	$1,215,720	$782,860/64.4%	$432,860/35.6%

(1)	As noted above, these shares of Common Stock were fully vested upon grant, but are subject to a mandatory three-year holding period.

Mr. Yadav.  Mr. Yadav is eligible to receive an annual performance bonus in such amount as approved by the Compensation Committee in its discretion. For 2018, the Compensation Committee, with the input of Mr. Knutson, approved an annual incentive bonus for Mr. Yadav of $759,109, of which $531,376 was paid in cash and $227,733 was paid in the form of fully-vested shares of our Common Stock that are subject to a mandatory three-year holding period.

Although the amounts of Mr. Yadav’s annual bonus was determined in the discretion of the Compensation Committee, in determining the level of his bonus, the Compensation Committee used a framework for its decisions that was similar to the methodology that it used to determine the annual bonus amount for Mr. Knutson, Kristjansson and Wulfsohn. In order to guide its decision making, the Compensation Committee, with the input of Mr. Knutson, assumed a hypothetical “target” overall bonus for Mr. Yadav of $600,000. The Compensation Committee then employed an illustrative scenario in which 50% of Mr. Yadav’s target would be tied to Adjusted ROAE for the performance period from December 1, 2017 to November 30, 2018 (using the same methodology as used to calculate Mr. Knutson, Kristjansson and Wulfsohn’s ROAE Bonus, which is described above) with the balance of Mr. Yadav’s target tied to an assessment of the executive’s individual performance and overall company performance. As this approach was a framework for its decision making, the Compensation Committee then used its judgment and discretion to adjust the outcome to arrive at the actual amount of Mr. Yadav’s bonus.

The Compensation Committee believed that using this approach as a guide for its 2018 bonus decisions for Mr. Yadav was appropriate in light of his key role in the asset selection and management of our Non-Agency RMBS and credit risk transfer (CRT) securities portfolios, which are two of the principal portfolios that drive our earnings and returns.

Mr. Yarad.  Mr. Yarad is eligible to receive an annual performance bonus in such amount as approved by the Compensation Committee after receiving the input of our CEO. Annual incentive compensation for Mr. Yarad is based upon subjective assessments and evaluation of MFA’s annual performance and his individual performance. After receiving the input of Mr. Knutson, the Compensation Committee approved an annual incentive bonus of $315,000 for 2018, of which $252,000 was paid in cash and $63,000 was paid in the form of fully-vested shares of our Common Stock that are subject to a mandatory three-year holding period. Mr. Yarad’s bonus was based on, among other things, his leadership in directing the activities performed by our finance and accounting staff in support of our business activities.

2018 Long-Term Equity-Based Incentive Awards

Under the terms of his employment agreement, Mr. Knutson was granted RSUs, consisting of 82,500 TRSUs and a target amount of 122,500 PRSUs, respectively, in March 2018. In addition, in order to further align the interests of the other Named Executive Officers and foster their retention, the Compensation

Committee also made awards of TRSUs and PRSUs to Messrs. Kristjansson, Wulfsohn, Yadav and Yarad in March 2018. For each Named Executive Officer, with respect to the target number of PRSUs, one-half of such target amount is comprised of Absolute TSR PRSUs and one-half is comprised of Relative TSR PRSUs.

•	The TRSUs will “cliff” vest on December 31, 2020, subject solely to continued employment through the vesting date. Upon vesting, the executive will receive one share of our Common Stock for each TRSU that vests. To the extent that dividends are paid on our Common Stock during the period in which the TRSUs are outstanding, each executive will receive a dividend equivalent in respect of the outstanding TRSUs in the form of a cash payment.
•	The Absolute TSR PRSUs will “cliff” vest on December 31, 2020, subject to the achievement of the average TSR objective described below and the executive’s continued employment with the Company. The actual number of PRSUs that will be earned and will vest will be based on the level of the Company’s cumulative total stockholder return (i.e., share price appreciation or depreciation, as the case may be, plus dividends divided by initial share price) relative to an 8% per annum simple TSR (assuming no reinvestment of dividends) for the three-year performance period beginning on January 1, 2018 and ending on December 31, 2020. To determine the actual number of Absolute TSR PRSUs that will be earned and will vest, the target amount of each grant of Absolute TSR PRSUs will be adjusted up or down at the end of the applicable three-year performance period based on the Company’s cumulative TSR relative to an 8% per annum simple TSR objective from 0% of the target amount (reflecting 0% per annum TSR during the performance period) to 200% of the target amount (reflecting 16% per annum (or higher) TSR during the performance period), with 100% of the target amount being earned and vesting if TSR of 8% per annum is achieved during the performance period.
•	The actual number of Relative TSR PRSUs that will be earned and that will vest will be based on the Company’s cumulative TSR during the applicable performance period beginning on January 1, 2018 and ending on December 31, 2020 as compared to the cumulative TSR of designated peer group companies (listed below) for such performance period. To the extent that the Company’s TSR rank is less than or equal to the 25th percentile when compared to the TSR of the members of the peer group, the executive will vest in 0% of the target number of Relative TSR PRSUs awarded to him in respect of the applicable performance period. To the extent that the Company’s TSR rank is in the 50th percentile, the executive will vest in 100% of the target number of Relative TSR PRSUs awarded to him in respect of the applicable performance period. To the extent that the Company’s TSR rank is greater than or equal to the 80 th percentile, the executive will vest in 200% of the target number of Relative TSR PRSUs awarded to him in respect of the applicable performance period. To the extent that the Company’s TSR ranking falls in between the percentiles identified above, the number of Relative TSR PRSUs that vest will be interpolated.

In choosing the companies for the Relative TSR PRSUs against whose TSR the Company’s TSR will be measured over the course of the three-year performance period, the Compensation Committee selected the internally- and externally-managed residential mortgage REITs listed below. (We note that the companies selected by the Compensation Committee for the purposes of the Relative TSR PRSUs are not the same as the companies identified on page 28 of this proxy statement because TSR can be determined without regard to the availability of compensation information, which the Company’s externally-managed peers do not report.)

AG Mortgage Investment Trust, Inc. (MITT)	Dynex Capital, Inc. (DX)
AGNC Investment Corp. (AGNC)	Invesco Mortgage Capital Inc. (IVR)
Annaly Capital Management, Inc. (NLY)	New York Mortgage Trust Inc. (NYMT)
Anworth Mortgage Asset Corporation (ANH)	PennyMac Mortgage Investment Trust (PMT)
Arlington Asset Investment Corp. (AI)	Redwood Trust, Inc. (RWT)
Armour Residential REIT, Inc. (ARR)	Two Harbors Investment Corp. (TWO)
Capstead Mortgage Corporation (CMO)	Western Asset Mortgage Capital Corp. (WMC)
Chimera Investment Corporation (CIM)

PRSUs that do not vest at the end of the performance period will be forfeited. Upon vesting, the executive will receive one share of the Company’s Common Stock for each PRSU that vests.

Dividend equivalents will not be paid in respect of the PRSUs during the performance period. Rather, dividend equivalents will accrue with respect to the PRSUs during the performance period, and to the extent that the underlying PRSUs vest, an amount equal to the accrued dividend equivalents related to the vested PRSUs will be paid to the executive in the form of additional shares of Common Stock based on the closing price of the Common Stock on the vesting date.

The number and grant date fair value of TRSUs and PRSUs comprising the 2018 long-term equity-based awards granted to each of the Named Executive Officers are set forth in the table below:

	TRSUs		PRSUs
Executive	#	Aggregate Grant Date Fair Value(1) $	#	Aggregate Grant Date Fair Value(1) $
Mr. Knutson	82,500	$629,475	122,500	$845,862
Mr. Kristjansson	30,000	$228,900	45,000	$310,725
Mr. Wulfsohn	30,000	$228,900	45,000	$310,725
Mr. Yadav	16,000	$122,080	24,000	$165,720
Mr. Yarad	12,000	$91,560	18,000	$124,290

(1)	Determined at the time the grant was made in accordance with FASB Accounting Standards Codification Topic 718.

*****

Other Elements of Compensation.  The following briefly summarizes the other elements of compensation that we provide to our Named Executive Officers beyond salary, annual incentives and long-term equity awards.

Deferred Compensation and Retirement Benefits.  In 2002, the Board adopted the Senior Officers Plan, which gives executive officers the ability to elect to defer up to 100% of their annual cash incentive compensation. Amounts deferred under this plan are subject to a five-year deferral period and can be paid in a lump sum or in installment payments at the termination of the deferral period. The Senior Officers Plan is intended to provide executive officers with an opportunity to defer certain compensation. Amounts deferred under the plan are considered to be converted into “stock units” of MFA, which do not represent our capital stock, but rather the right to receive a cash payment equal to the fair market value of an equivalent number of shares of Common Stock. Deferred amounts (and the resultant stock units), together with any cash dividend equivalents credited to outstanding stock units, increase or decrease in value as would an equivalent number of shares of Common Stock and are settled in cash at the termination of the deferral period, based on the value of the stock units at that time. Prior to the time that the deferred accounts are settled, participants are unsecured creditors of MFA.

The Named Executive Officers are also eligible to participate in our tax qualified retirement savings plan (the “401(k) Plan”) under which all full time employees, subject to certain restrictions, are able to contribute compensation up to the limit prescribed by the Internal Revenue Service on a before tax basis. We match 100% of the first 3% of eligible compensation deferred by our employees and 50% of the next 2%, subject to a maximum ($11,000 for 2018) as provided by Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). We have elected to operate this plan under applicable safe harbor provisions of the Code, whereby, among other things, we must make contributions for all participating employees, and all matches contributed by us vest immediately.

No Perquisites and Other Benefits.  The Compensation Committee provides no perquisites and other benefits to the Named Executive Officers. We do not provide a perquisite allowance to the Named Executive Officers, nor do we reimburse the Named Executive Officers for automobiles, clubs, financial planning, tax preparation, personal or home security or items of a similar nature. The Compensation Committee periodically reviews the appropriateness of perquisites in light of market practices, an individual executive’s particular facts and circumstances and within the context of the total compensation program. No actions were taken during 2018 regarding perquisites.

The Named Executive Officers are eligible to participate in our employee health and welfare benefit programs that are generally available to all employees. Further, in accordance with the Code of Conduct, we do not make any loans to, or guarantee any personal loans of, the Named Executive Officers.

Other Features of Our Executive Compensation Program

Use of Employment Agreements.  We have historically used written employment agreements with certain of our executive officers to evidence our mutual understanding regarding the key terms of employment, including the employment term, level of base salary, other elements of compensation, reasons for termination of employment before the end of the term, severance payments and post-employment covenants. At present, we have written employment agreements with four executive officers (Mr. Knutson, Mr. Kristjansson, Mr. Wulfsohn and Mr. Yadav). The Compensation Committee believes that the use of employment agreements in certain instances helps the Company to retain key personnel responsible for the execution of MFA’s strategies and the management of its operations and provides certain protections for MFA in the form of covenants restricting post-termination employment and solicitation of our employees. Although the Compensation Committee has used written employment agreements to provide the Company and certain of its executives with certainty regarding the terms of employment and to encourage stability of key management, the Compensation Committee periodically discusses their merit in achieving these objectives and may, in its discretion, determine not to use written employment agreements in the future for certain or all of our employees. For additional details regarding the employment agreements of Messrs. Knutson, Kristjansson, Wulfsohn and Yadav, including the circumstances in which severance is payable and the amount of such severance benefits, see “Employment Contracts” on pages 52 to 55 and “Potential Payments upon Termination of Employment or Change in Control” on pages 56 to 59 of this Proxy Statement.

The Compensation Committee believes that the written employment agreements have been responsibly structured, including as follows:

•	Employment terms of reasonable length;
•	Severance arrangements individually tailored for each executive depending on his role and for the applicable termination scenario;
•	No “single trigger” or “modified single trigger” vesting of severance benefits and/or outstanding equity awards upon a change in control of the Company; and
•	No tax gross-up payments, and a cutback of any “golden parachute” payments in case of a change in control to the extent necessary to avoid any golden parachute excise taxes.

Clawback Policy.  We have a policy pursuant to which we seek to recover, to the extent practicable and as may be permitted by applicable law, incentive compensation payments that were paid or awarded to our executive officers and certain other members of management when:

•	the payment of such compensation was based on the achievement of financial results that were subsequently the subject of a material restatement; and
•	in the Board’s view, the employee engaged in fraud or misconduct that caused or partially caused the need for the restatement, and a smaller amount would have been paid to the employee based on our restated financial results.

Further, pursuant to the requirements of the Dodd-Frank law, in July 2015 the SEC proposed rules to require the clawback of certain types of incentive-based compensation in the event a company is required to restate previously-issued financial statements (regardless of whether such restatement was the result of misconduct) that would have resulted in a lower amount of incentive compensation being earned or paid. We will take appropriate steps to implement the requirements under these rules when they are finalized.

We also have included in Messrs. Knutson’s, Krisjansson’s and Wulfsohn’s respective employment agreements, as well as in the TRSU and PRSU award agreements relating to awards made to certain employees (including Messrs. Yadav and Yarad and our other executive officers) in 2017, 2018 and 2019, provisions requiring the forfeiture of unvested awards and permitting the recoupment of the after-tax value of vested awards in the event that that employee breaches certain covenants regarding, among other matters, confidentiality of Company information and solicitation of employees for a period of time after termination of employment.

Stock Retention and Ownership Requirements.  Equity awards received by certain of our Named Executive Officers are subject to a stock retention and ownership policy intended to further encourage significant long-term share ownership. Messrs. Knutson, Kristjansson and Wulfsohn are not permitted to sell or otherwise transfer shares received from equity awards granted pursuant to their employment agreements during the executive’s employment or for a period of six months following the termination of the executive’s employment, unless the value of the executive’s stock holdings in MFA exceeds four times multiple of the executive’s annual base compensation. In addition, the shares of Common Stock granted as a component of each Named Executive Officer’s annual incentive compensation for, 2016, 2017 and 2018 are prohibited from being sold or otherwise transferred for a period of three years from the date of grant.

Anti-Hedging Policy.  Our Insider Trading Policy prohibits our employees from engaging in short sales or in transactions in puts, calls or other derivative securities in respect of MFA’s equity and debt securities, whether on an exchange or in any other organized market. In addition, we prohibit our employees from engaging in other forms of hedging transactions involving MFA’s equity and debt securities, such as zero cost collars and forward sale contracts.

Advice from Independent Compensation Consultant.  Periodically since 2005, the Compensation Committee has retained an independent compensation consultant to assist the Compensation Committee in reviewing the competitiveness of its executive compensation program, considering the overall design of the compensation program and providing compensation advice independent of company management. Since 2015, the Compensation Committee directly retained FPL Associates, a nationally-recognized compensation consulting firm, in this role. One or more representatives from FPL Associates meet, from time to time, with the Compensation Committee and provide assistance to the Compensation Committee with respect to various matters, including: (i) a benchmarking review of peer company executive compensation; (ii) the awards of annual incentive compensation; (iii) evaluating the elements and design of various aspects of our compensation program in light of current executive compensation practices for companies in our industry and public companies more generally; (iv) assisting in the development of an appropriate peer group; and (v) assisting in the design and review of employment agreements and other employment arrangements for certain of our senior executives.

Under the terms of its engagement, FPL Associates does not provide any other services to us, except as may be pre-approved by the Chair of the Compensation Committee.

Compensation Committee Conflicts of Interest Analysis.  The Compensation Committee assessed the independence of FPL Associates pursuant to the factors set forth in its Charter and Rule 10c-1(b)(4) under the Securities Exchange Act of 1934, as amended. Based on this assessment, the Compensation Committee concluded that FPL Associates’ work for the Board of Directors did not raise any conflicts of interest.

Use of Tally Sheets.  The Compensation Committee periodically examines the components of our compensation programs offered to the Named Executive Officers, including, among other things, base salary, annual incentives, equity and long-term compensation, dividend and dividend equivalent payments, the dollar value (and the cost to us) of any perquisites and other personal benefits, the earnings and accumulated payout obligations under the Senior Officers Plan (as may be applicable) and the actual projected payout obligations under several potential severance and change in control scenarios. In connection with such review, a compensation tally sheet setting forth these components of our executive compensation program typically is prepared with respect to our most senior executives and reviewed by the Compensation Committee for this purpose.

Role of Executive Officers in Compensation Decisions.  The Compensation Committee, which is comprised entirely of independent directors, makes recommendations to the independent directors of the Board on all compensation decisions relating to our CEO, and it determines and approves all compensation decisions related to our other Named Executive Officers. When making compensation recommendations for Named Executive Officers other than the CEO, the Compensation Committee will typically seek and consider the advice and counsel of the CEO in light of his direct day-to-day working relationship with these senior executives. Taking this feedback into consideration, the Compensation Committee engages in discussions and makes final determinations related to compensation paid to the Named Executive Officers. All decisions regarding the compensation of our CEO are ratified and confirmed independently by the independent directors of the Board.

Deductibility of Executive Compensation.  Section 162(m) of the Code generally provides that, for federal tax purposes, a public company may not deduct compensation in excess of $1 million paid in any fiscal year to any of certain executive officers (who are referred to as “covered employees” in Section 162(m)). For taxable years commencing before January 1, 2018, (i) the Company’s “covered employees” subject to Section 162(m) included our chief executive officer and our other three most highly compensated executives (other than our chief financial officer) and (ii) compensation paid pursuant to a stockholder-approved plan that qualified as “performance-based compensation” under Section 162(m) was exempt from the annual $1 million deduction limitation.

The Tax Cut and Jobs Act of 2017 (“Tax Reform”) made significant changes to Section 162(m). Subject to a transition or “grandfather” rule for certain compensation provided under written binding contracts in effect on November 2, 2017, Section 162(m), as amended, now provides that (i) the Company’s “covered employees” are our chief executive officer, chief financial officer and our three other most highly compensated executives, (ii) an individual who is a “covered employee” in any year after 2016 will remain a “covered employee” under Section 162(m) regardless of the individual’s officer status or level of compensation and (iii) the exception for compensation that qualifies as “performance-based” is eliminated.

The Compensation Committee considers the Section 162(m) deduction limit and the transition or “grandfather” rule when it assesses the Company’s executive compensation practices. However, in order to maintain flexibility in compensating the Company’s executive officers in a manner designed to promote our corporate goals, including retaining and providing incentives to the executive officers, the Compensation Committee has not adopted a policy that all compensation must be deductible and may, as it has in prior years (including 2018), authorize payments to executives that may not be fully deductible if the Compensation Committee believes that such payments are in the Company’s interests.

Compensation Risk Considerations

The Compensation Committee monitors the risks and rewards associated with our compensation programs and considers, in establishing our compensation programs, whether they encourage unnecessary or excessive risk taking.

The Compensation Committee designs our compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the long term.

With respect to the primary elements of our compensation programs, we use a number of practices designed to help mitigate unnecessary risk taking, including:

•	annual base salaries for all employees, including the Named Executive Officers, which are fixed in amount and determined or approved in advance by the Compensation Committee and/or the Board;
•	annual incentive compensation, which for 2018 was partly or wholly discretionary and subjectively determined for all employees (including the IRM Bonus for Mr. Knutson), is determined or approved by the Compensation Committee and/or the Board;

•	annual incentive compensation is typically paid in a combination of cash and shares of Common Stock that are subject to a mandatory holding period or may be time-vested (thereby making unvested shares subject to forfeiture, in certain instances, upon termination of service); and
•	long-term incentive compensation is determined or approved in advance by the Compensation Committee and/or the Board and typically vests over a multi-year time period and/or is subject to the achievement of one or more performance criteria. Such compensation may also, in certain instances, be subject to forfeiture upon termination of service and subject to retention requirements.

With respect to the IRM-determined bonus used in 2018 for our CEO, mitigating factors included in the use of this element of compensation consisted of the Compensation Committee’s right to apply, in any given year, a discretionary adjustment to adjust this component of such executives’ annual incentive award based upon the Compensation Committee’s assessment of certain company-related, market-related and individual performance factors.

Based on the foregoing, we believe that our compensation programs for 2018 were appropriately balanced, did not motivate or encourage unnecessary or excessive risk taking and did not create risks that were reasonably likely to have a material adverse effect on the Company.

*****

Report of the Compensation Committee

While MFA’s management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on such review and discussions, the Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation. The Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Robin Josephs, Chair
Stephen R. Blank
James A. Brodsky
Alan L. Gosule

The foregoing Compensation Committee Report shall not be deemed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the Securities and Exchange Commission, except to the extent that we specifically incorporate such report by reference.

Compensation of Named Executive Officers

The following table summarizes the compensation of our Named Executive Officers for the years ended December 31, 2018, 2017 and 2016.

Summary Compensation Table(1)

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)(5)	Non-equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
C. L. Knutson(2) Chief Executive Officer and President	2018	700,000	461,430	2,644,987	1,408,220	11,000	5,225,637
	2017	700,000	458,581	1,804,860	1,415,472	10,800	4,389,713
	2016	700,000	392,645	1,872,089	1,376,824	10,600	4,352,158
G. Kristjansson Co-Chief Investment Officer and Senior Vice President	2018	350,000	193,210	972,485	589,650	11,000	2,116,345
	2017	300,000	659,885	475,303	—	10,800	1,445,988
	2016	300,000	553,612	437,918	—	10,600	1,302,130
B. Wulfsohn Co-Chief Investment Officer and Senior Vice President	2018	350,000	193,210	972,485	589,650	11,000	2,116,345
	2017	300,000	659,885	475,303	—	10,800	1,445,988
	2016	300,000	574,612	446,918	—	10,600	1,332,130
S. Yadav Senior Vice President	2018	300,000	531,376	515,533	—	11,000	1,357,909
	2017	300,000	602,184	432,896	—	10,800	1,345,880
	2016	300,000	536,106	430,424	—	10,600	1,277,130
S. D. Yarad Chief Financial Officer	2018	475,000	252,000	278,850	—	11,000	1,016,850
	2017	475,000	252,000	238,229	—	10,800	976,029
	2016	460,000	240,000	174,660	—	10,600	885,260

(1)	Material terms of the employment agreements of the Named Executive Officers, other than Mr. Yarad, who does not have an employment agreement, are provided under “Employment Contracts” on pages 52 to 55 of this Proxy Statement.
(2)	Mr. Knutson was appointed Co-Chief Executive Officer of the Company on July 28, 2017, and was appointed Chief Executive Officer on August 16, 2017. Prior to his appointment as Co-Chief Executive Officer, Mr. Knutson served as President and Chief Operating Officer of the Company. For 2016 and 2017, Mr. Knutson was compensated pursuant to employment arrangements reflecting his prior positions as President and Chief Operating Officer of the Company.
(3)	Amounts in this column represent the cash component of discretionary bonus awards (in the case of Messrs. Knutson, Kristjansson and Wulfsohn, the IRM Bonus) that were paid to each of the Named Executive Officers in respect of the years presented. Per SEC rules, the stock component of discretionary bonus awards is included under “Stock Awards” in this table. See note 5 below.
(4)	Amounts in this column represent the aggregate grant date fair value of awards granted in the year indicated computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For 2018, amounts included in this column are comprised of (i) time-based and performance-based restricted stock units (“RSUs”) granted to each of the Named Executive Officers in March 2018 and (ii) fully-vested shares of Common Stock granted to each of the Named Executive Officers in December 2018, which were granted as a component of the annual incentive awards paid to such officers for 2018. See the Grants of Plan-Based Awards for 2018 table on pages 48 to 49 of this Proxy Statement for further information on awards made in 2018. A discussion of the assumptions underlying the calculation of the RSU values may be found in Note 2(l) and Note 13 to our 2018 Consolidated Financial Statements on page 98 and pages 126 to 131 of our 2018 Annual Report to Stockholders on Form 10-K.

As indicated above, the amounts in this column for 2018 include the grant date fair value of, among other awards, performance-based RSUs (“PRSUs”) granted to each of the Named Executive Officers during the year. For purposes of the Summary Compensation Table, the grant date fair value of these PRSUs that is included in the amount reported in this column assumes that “target” performance is achieved during the three-year performance period. The target value of these PRSUs (which is included in the column) is as follows: for Mr. Knutson, $845,862; for Mr. Kristjansson, $310,725; for Mr. Wulfsohn, $310,725; for Mr. Yadav, $165,720; and for Mr. Yarad, $124,290. The maximum value of these PRSUs as of the grant date assuming the highest level of performance is achieved is as follows: for Mr. Knutson, $1,691,724; for Mr. Kristjansson, $621,450; for Mr. Wulfsohn, $621,450; for Mr. Yadav, $331,440; and for Mr. Yarad, $248,580. A description of these PRSU awards, including the vesting and performance conditions of such awards, can be found in note 5 to the Grants of Plan-Based Awards table below.

(5)	Amounts in this column exclude dividend equivalents paid during the year in respect of outstanding time-based RSUs (“TRSUs”) (both vested and unvested). Dividend equivalents consist of a cash distribution in respect of each RSU equal to the cash dividend paid on a share of Common Stock. (The Company pays dividend equivalents on unvested time-based RSUs, but does not pay dividend equivalents on unvested PRSUs.) The right to receive dividend equivalents was factored into the grant date fair value of RSUs reported for each year in the column. The following table sets forth the value of dividend equivalents, paid or credited to the Named Executive Officers in 2018:

Name	Cash Dividend Equivalents ($)
C. L. Knutson	175,500
G. Kristjansson	49,500
B. Wulfsohn	49,500
S. Yadav	41,100
S. D. Yarad	25,200
(6)	Amounts in this column represent the cash payment made to each of Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn in respect of the portion of his respective annual incentive award that was based on Adjusted ROAE (i.e., the ROAE Bonus) as determined in accordance with his respective employment agreement. Per SEC rules, the stock component of the ROAE Bonus awards is included under “Stock Awards” in this table. See pages 31 to 34 and 37 of this Proxy Statement for additional information regarding the ROAE Bonus.
(7)	Amounts in this column represent the employer matching contributions under the 401(k) Plan in the amount of $11,000 in respect of 2018, $10,800 in respect of 2017 and $10,600 in respect of 2016, in each case credited to each of the Named Executive Officers.

Grants of Plan-Based Awards

The following table summarizes certain information regarding all plan-based awards granted to the Named Executive Officers during the year ended December 31, 2018.

Grants of Plan-Based Awards for 2018

	Type of Award(1)	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards Target(2) (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
				Threshold	Target	Maximum
C.L. Knutson	ROAE Bonus	—		-0-	1,500,000	3,000,000	—	—	—
	TRSU	03/28/2018	(4)	—	—	—	—	82,500	629,475
	PRSU	03/28/2018	(5)	—	—	—	122,500	—	845,862
	RS	12/21/2018	(6)	—	—	—	—	176,952	1,169,650
G. Kristjansson	ROAE Bonus	—		-0-	600,000	1,200,000	—	—	—
	TRSU	03/28/2018	(4)	—	—	—	—	30,000	228,900
	PRSU	03/28/2018	(5)	—	—	—	45,000	—	310,725
	RS	12/21/2018	(6)	—	—	—	—	65,486	432,860
B. Wulfsohn	ROAE Bonus	—		-0-	600,000	1,200,000	—	—	—
	TRSU	03/28/2018	(4)	—	—	—	—	30,000	228,900
	PRSU	03/28/2018	(5)	—	—	—	45,000	—	310,725
	RS	12/21/2018	(6)	—	—	—	—	65,486	432,860
S. Yadav	TRSU	03/28/2018	(4)	—	—	—	—	16,000	122,080
	PRSU	03/28/2018	(5)	—	—	—	24,000	—	165,720
	RS	12/12/2018	(6)	—	—	—	—	32,487	227,733
S. D. Yarad	TRSU	03/28/2018	(4)	—	—	—	—	12,000	91,560
	PRSU	03/28/2018	(5)	—	—	—	18,000	—	124,290
	RS	12/12/2018	(6)	—	—	—	—	8,988	63,000

(1)	Type of Award:
ROAE Bonus =	Formulaically-determined cash award paid as part of annual incentive award (see note 6 to Summary Compensation Table for additional information)

TRSU = Time-based RSUs

PRSU = Performance-based RSUs

RS = Restricted shares of Common Stock granted as part of annual incentive award

(2)	This column shows the “target” number of PRSUs granted to each of the Named Executive Officers. The number of PRSUs that will ultimately vest is based upon the level of total shareholder return (“TSR”) of our Common Stock for the three-year performance period beginning January 1, 2018, and ending December 31, 2020. See note 5 below for further discussion regarding the applicable TSR goal and other material terms of these PRSU awards.
(3)	Amounts in this column represent the aggregate grant date fair value of such awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For PRSUs, the grant date fair value is based on the assumption that the vesting condition for “target” performance will be achieved. See note 4 to the Summary Compensation Table for additional information.
(4)	In accordance with the terms of the applicable award agreements, these TRSU awards “cliff” vest on December 31, 2020, subject generally to the executive’s continued employment with MFA through such date. The TRSUs provide for current payment of dividend equivalents in cash (to the extent dividends are paid in respect of the Common Stock) during the vesting period. Each vested and outstanding TRSU will be settled in one share of Common Stock within 30 days of the date that such TRSU vests.
(5)	The number of PRSUs shown represents the “target” number of PRSUs granted. The number of underlying shares that the Named Executive Officer will become entitled to receive at the time of vesting will range from 0% to 200% of the target number of PRSUs granted, subject to the achievement of a pre-established performance metric tied to TSR. One-half of the target number of PRSUs granted will vest based on our level of absolute TSR during the three-year performance period ending December 31, 2020 (the “Absolute TSR PRSUs”), and one-half of the target number of PRSUs will vest based on our level of TSR for the three-year performance period ending December 31, 2020, relative to the TSR of a peer group of companies designated by the Compensation Committee of the Board at the time of grant (the “Relative TSR PRSUs”). For the Absolute TSR PRSUs, to determine the actual number of PRSUs that will vest, the target number will be adjusted up or down at the end of the three-year performance period, based on our cumulative TSR relative to an 8% per annum simple TSR objective from 0% of the target amount (reflecting 0% per annum TSR during the performance period) to 200% of the target amount (reflecting 16% per annum (or higher) TSR during the performance period), with 100% of the target amount being earned and vesting if TSR of 8% per annum is achieved during the performance period. PRSUs that do not vest at the end of the performance period will be forfeited.

With respect to the Relative TSR PRSUs, to the extent that our TSR rank is less than or equal to the 25th percentile when compared to the TSR of the members of the peer group, 0% of the target number of Relative TSR PRSUs will vest. To the extent that our TSR rank is in the 50th percentile, 100% of the target number of Relative TSR PRSUs will vest, and to the extent that our TSR rank is greater than or equal to the 80th percentile, 200% of the target number of Relative TSR PRSUs will vest. PRSUs that do not vest at the end of the performance period will be forfeited.

Dividend equivalents will not be paid in respect of the PRSUs during the performance period. Rather, dividend equivalents will accrue with respect to the PRSUs during the performance period, and to the extent that the underlying PRSUs vest, an amount equal to the accrued dividend equivalents related to the vested PRSUs will be paid to the Named Executive Officer in the form of additional shares of Common Stock based on the closing price of the Common Stock on the vesting date.

The PRSUs will be settled in an equivalent number of shares of our Common Stock within 30 days following the vesting date.

(6)	In accordance with the terms of the applicable award agreements, the Restricted Shares were fully vested upon the date of grant. However, such shares are prohibited from being sold or otherwise transferred by the Named Executive Officer (except for the surrender of shares to satisfy tax and other withholding obligations) until the third anniversary of the grant date.

Information regarding the vesting of the awards set forth in the table above upon termination of employment or change in control of MFA can be found under “Potential Payments upon Termination of Employment or Change in Control” on pages 56 to 59 of this Proxy Statement.

Outstanding Equity Awards

The following table summarizes all outstanding equity awards held by the Named Executive Officers on December 31, 2018:

Outstanding Equity Awards at Fiscal 2018 Year End
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
C. L. Knutson	70,000	(2)	467,600	—		—
	—		—	105,000	(4)	701,400
	82,500	(3)	551,100	—		—
	—		—	122,500	(5)	818,300
G. Kristjansson	17,500	(2)	116,900	—		—
	—		—	27,500	(4)	183,700
	30,000	(3)	200,400	—		—
	—		—	45,000	(5)	300,600
B. Wulfsohn	17,500	(2)	116,900	—		—
	—		—	27,500	(4)	183,700
	30,000	(3)	200,400	—		—
	—		—	45,000	(5)	300,600
S. Yadav	17,500	(2)	116,900	—		—
	—		—	22,500	(4)	150,300
	16,000	(3)	106,880	—		—
	—		—	24,000	(5)	160,320
S. D. Yarad	10,000	(2)	66,800	—		—
	—		—	15,000	(4)	100,200
	12,000	(3)	80,160	—		—
	—		—	18,000	(5)	120,240

(1)	For purposes of this table, the market value of the unvested RSUs is deemed to be $6.68 per share, the closing price of the Company’s Common Stock on December 31, 2018 (which was the last trading day of the year).
(2)	In accordance with the terms of the applicable award agreements, dated January 11, 2017, these TRSU awards “cliff” vest on December 31, 2019, assuming continued employment with us through such date (subject to earlier vesting in the case of death or disability). These TRSUs provide for the current payment of dividend equivalents in cash (to the extent dividends are paid in respect of the Common Stock) during the vesting period.
(3)	In accordance with the terms of the applicable award agreements, dated March 28, 2018, these TRSU awards “cliff” vest on December 31, 2020, assuming continued employment with us through such date (subject to earlier vesting in the case of death or disability). These TRSUs provide for the current payment of dividend equivalents in cash (to the extent dividends are paid in respect of the Common Stock) during the vesting period.
(4)	In accordance with the terms of the applicable award agreements, dated January 11, 2017, these PRSU awards “cliff” vest on December 31, 2019, assuming continued employment with us through such date. The number of PRSUs to ultimately vest is subject to the level of TSR achieved in respect of the Common Stock for the three-year period from January 1, 2017, to December 31, 2019. The number of units reported reflects the number of PRSUs that will vest assuming “target” level TSR performance (both on an absolute basis and relative to a designated group of peer companies) is achieved. Dividend equivalents will not be paid during the performance period, but rather will accrue during such period and will be paid out at the end of the performance period in the form of additional shares of Common Stock based on the number of PRSUs to ultimately vest.
(5)	In accordance with the terms of the applicable award agreements, dated March 28, 2018, these PRSU awards “cliff” vest on December 31, 2020, assuming continued employment with us through such date. The number of PRSUs to ultimately vest is subject to the level of TSR achieved in respect of the Common Stock for the three-year period from January 1, 2018, to December 31, 2020. The number of units reported reflects the number of PRSUs that will vest assuming “target” level TSR performance (both on an absolute basis and relative to a designated group of peer companies) is achieved. Dividend equivalents will not be paid during the performance period, but rather will accrue during such period and will be paid out at the end of the performance period in the form of additional shares of Common Stock based on the number of PRSUs to ultimately vest.

Options Exercised and Stock Vested in 2018

The following table summarizes certain information regarding options exercised and stock awards vested with respect to the Named Executive Officers during the year ended December 31, 2018.

	Option Exercises and Stock Vested in 2018
	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
C. L. Knutson	—	—	435,993	2,900,047
G. Kristjansson	—	—	130,247	865,466
B. Wulfsohn	—	—	130,247	865,466
S. Yadav	—	—	97,248	660,337
S. D. Yarad	—	—	45,995	310,213

(1)	Vested awards include (i) Common Stock awarded in December 2018 as a component of each Named Executive Officer’s 2018 bonus, (ii) TRSUs and PRSUs granted in January 2016, which vested in December 2018 (and which were settled in the form of Common Stock in January 2019), and (iii) accrued dividend equivalents in respect of the vested PRSUs referred to in the preceding clause, which vested in December 2018 (and which were settled in the form of Common Stock in January 2019).
(2)	Amount is determined by reference to the closing price per share of our Common Stock on the date on which the applicable shares of Common Stock, TRSUs or PRSUs vested.

Deferred Plans

On December 19, 2002, the Board adopted the Senior Officers Plan, which is intended to provide our executive officers with an opportunity to defer up to 100% of certain compensation, as delineated in the Senior Officers Plan. Under the Senior Officers Plan, amounts deferred are considered to be converted into “stock units,” which do not represent our capital stock, but rather the right to receive a cash payment equal to the fair market value of an equivalent number of shares of Common Stock. Deferred amounts (and the resultant stock units), together with any cash dividend equivalents credited to outstanding stock units, increase or decrease in value as would an equivalent number of shares of Common Stock and are settled in cash at the termination of the deferral period, based on the value of the stock units at that time. The Senior Officers Plan is a non-qualified plan under the Employee Retirement Income Security Act of 1974, as amended, and is not funded. Prior to the time that the deferred accounts are settled, participants are unsecured creditors of MFA. At present, none of our executive officers have any amounts deferred under the Senior Officers Plan.

Pension Benefits

The Named Executive Officers received no benefits in 2018 from us under defined pension plans. Our only retirement plan in which the Named Executive Officers were eligible to participate, apart from the Senior Officers Plan, is the 401(k) Plan.

Employment Contracts

We have employment agreements with the following Named Executive Officers: Craig L. Knutson, Gudmundur Kristjansson, Bryan Wulfsohn and Sunil Yadav. As described below, these employment agreements provide Messrs. Knutson, Kristjansson, Wulfsohn and Yadav with, among other things, base salary, bonus and certain payments at, following and/or in connection with certain terminations of employment.

Craig L. Knutson, Gudmundur Kristjansson and Bryan Wulfsohn.  On November 4, 2016, we entered into an employment agreement (the “Knutson Employment Agreement”) with Mr. Knutson, effective as of January 1, 2017. The Knutson Employment Agreement was amended on March 28, 2018. On March 28, 2018, we entered into an employment agreement with each of Mr. Kristjansson and Mr. Wulfsohn, retroactive to January 1, 2018 (the “Kristjansson/Wulfsohn Employment Agreements”). Set forth below is a summary of the material terms and conditions of the Knutson Employment Agreement and the Kristjanson/Wulfsohn Employment Agreements. We filed a complete copy of the Knutson Employment Agreement with the SEC on November 4, 2016, and filed Amendment No. 1 thereto on April 2, 2018. We filed complete copies of the Kristjansson/Wulfsohn Employment Agreements with the SEC on April 2, 2018.

Term

Each of the Knutson Employment Agreement and the Kristjansson/Wulfsohn Employment Agreements has a fixed term running through December 31, 2019.

Base Salary

The Knutson Employment Agreement provides for Mr. Knutson to receive a base salary of $700,000 per annum. The Kristjansson/Wulfsohn Employment Agreements provide for each executive to receive a base salary of $350,000 per annum.

Annual Performance-Based Bonus

The Knutson Employment Agreement and the Kristjansson/Wulfsohn Employment Agreements provide that each executive is eligible to receive an annual performance-based bonus (the “Annual Bonus”) based on the Company’s and each executive’s individual performance during each of the 12-month periods beginning on December 1, 2017 and 2018 and ending on November 30th of the next succeeding year (each 12-month period being a “Performance Period”). Pursuant to the terms of employment agreement, Mr. Knutson’s target annual bonus (the “Overall Target Bonus”) during each Performance Period is $2,000,000 and each of Mr. Kristjansson’s and Mr. Wulfsohn’s Overall Target Bonus during each Performance Period is $800,000.

The employment agreements provide that each executive’s Annual Bonus is comprised of two components. In the case of each executive (i) a portion of his Annual Bonus is payable based on Adjusted ROAE during the applicable Performance Period (i.e., the ROAE Bonus) and (ii) a portion of his Annual Bonus is based on the executive’s individual performance and the Company’s performance and risk management (i.e., the IRM Bonus).

ROAE Bonus.  With respect to the ROAE Bonus, for each Performance Period, the target amount of the ROAE Bonus (the “Target ROAE Bonus”) for each executive is equal to 75% of such executive’s Overall Target Bonus. Based on his current Overall Target Bonus, Mr. Knutson’s Target ROAE Bonus is $1,500,000, and Messrs. Kristjansson and Wulfsohn’s Target ROAE Bonus is $600,000. The Employment Agreements provide that each executive is eligible to receive from zero to 200% of his respective Target ROAE Bonus (i.e., up to $3,000,000 in the case of Mr. Knutson and up to $1,200,000 in the case of each of Mr. Kristjansson and Mr. Wulfsohn).

For purposes of determining the ROAE Bonus, Adjusted ROAE is calculated by dividing (i) MFA’s net income as determined in accordance with GAAP (but excluding non-cash, non-operating expense items such as depreciation and amortization expense and, in certain circumstances, gains or losses from hedging instruments) by (ii) MFA’s average stockholders’ equity (based on stockholders’ equity as of the last day of each month during the Performance Period) as determined in accordance with GAAP (but excluding accumulated other comprehensive income or loss, stockholders’ equity attributable to preferred stock and such other items as may be determined by the Compensation Committee of the Board).

The actual amount of ROAE Bonus to be paid to the executive is based on the Adjusted ROAE for the applicable Performance Period relative to a target (the “ROAE Target”) that is the greater of (A) the sum of (i) the average weekly interest rate (the “2-Year Treasury Rate”) on the 2-year U.S. Treasury note and (ii) 400 basis points or (B) 8%; provided that the ROAE Target shall not exceed 10%.

To the extent that MFA’s Adjusted ROAE for a Performance Period is (x) less than the ROAE Target for such Performance Period and (y) less than or equal to the 2-Year Treasury Rate during such Performance Period, then no ROAE Bonus will be paid to the executive (the “Zero Bonus Factor”). To the extent that Adjusted ROAE for a Performance Period is 16% or greater, then the executive will be paid two (2) times his Target ROAE Bonus. To the extent that Adjusted ROAE for a Performance Period is greater than the Zero Bonus Factor but less than 16%, then the executive will, based on a formula more particularly described in each of the Knutson Employment Agreement and the Kristjansson/Wulfsohn Employment Agreements, be paid a multiple of between zero and two (2) times his Target ROAE Bonus, with the executive being paid the Target ROAE Bonus to the extent that Adjusted ROAE for a Performance Period equals the ROAE Target for such Performance Period.

IRM Bonus.  With respect to the IRM Bonus, for each Performance Period the target amount of the IRM Bonus (the “Target IRM Bonus”) for each executive is equal to 25% of such executive’s Overall Target Bonus. Based on his current Overall Target Bonus, Mr. Knutson’s Target IRM Bonus is $500,000, and Messrs. Kristjansson and Wulfsohn’s Target IRM Bonus is $200,000. The Employment Agreements provide that each executive will be eligible to receive from zero to 200% of his Target IRM Bonus (i.e., up to $1,000,000 in the case of Mr. Knutson and up to $400,000 in the case of each of Mr. Kristjansson and Mr. Wulfsohn).

The actual amount of the IRM Bonus to be paid to the executive is determined by the Compensation Committee in its discretion based upon any factors it deems relevant and appropriate, including, without limitation, MFA’s leverage strategy relative to other similarly situated companies as well as relative to its own business plan, MFA’s total stockholder return (both on an absolute basis, as well as relative to relevant indices and other similarly situated companies), overall management of risk and asset selection in generating our returns and the executive’s individual performance.

Form of Payment of Bonus.  Under the terms of each of the employment agreements, payment of the executive’s Annual Bonus is made in cash up to an amount equal to his then-current base salary. To the extent that the amount of the executive’s Annual Bonus is greater than his then-current annual base salary, 50% of such excess amount is paid in cash and 50% is paid in the form of fully-vested shares of MFA Common Stock that will be restricted from sale or transfer for the three-year period following its grant, or, if earlier, until a “change in control” of MFA (as such term is defined in the employment agreements).

Equity Awards (LTIAs)

Under his employment agreement, Mr. Knutson is entitled to receive annual grants of RSUs, consisting of 82,500 TRSUs and a “target” amount of 122,500 PRSUs, in each of 2018 and 2019. Similarly, under their respective employment agreements, each of Mr. Kristjansson and Mr. Wulfsohn is entitled to receive annual grants of RSUs, consisting of 30,000 TRSUs and a “target” amount of 45,000 PRSUs, in each of 2018 and 2019.

TRSUs.  Subject to exceptions in certain circumstances described below in “Potential Payments and upon Termination of Employment or Change in Control,” each grant of TRSUs to be granted to Messrs. Knutson, Kristjansson and Wulfsohn will vest on the third December 31st to occur following the date of grant, subject to the executive’s continued employment with the Company. In addition, subject to exceptions in certain circumstances described below (see “Potential Payments upon Termination of

Employment or Change in Control”), unvested TRSUs will be forfeited as of the date of the executive’s termination of employment with the Company. Upon vesting, each executive will receive one share of MFA Common Stock for each TRSU that vests. To the extent that dividends are paid on MFA Common Stock during the period in which the TRSUs are outstanding, each executive will receive dividend equivalents payable in cash in respect of the outstanding TRSUs.

PRSUs.  Of the target amount of PRSUs to be granted annually to Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn under their respective employment agreements, one-half of such target amount (61,250 shares in the case of Mr. Knutson and 22,500 shares in the case of each of Mr. Kristjansson and Mr. Wulfsohn) will vest based on the Company’s level of absolute TSR during the applicable performance period and one-half of such target amount will vest based on the Company’s level of TSR during the applicable performance period relative to the TSR of a peer group of companies designated by the Compensation Committee at the time of each grant. (The PRSUs that vest based on the Company’s level of absolute TSR are hereinafter referred to as the “Absolute TSR PRSUs,” and the PRSUs that vest based on the Company’s level of relative TSR are hereinafter referred to as the “Relative TSR PRSUs.”) Subject to certain exceptions described below in “Potential Payments upon Termination of Employment and Change in Control,” each grant of PRSUs to be granted to the executives will vest on the last day of the applicable performance period, subject to the level of performance achieved and the executive’s continued employment with the Company.

With respect to the Absolute TSR PRSUs, the actual number of Absolute TSR PRSUs that will vest will be based on the level of the Company’s cumulative TSR (i.e., share price appreciation or depreciation, as the case may be, plus dividends divided by initial share price) relative to an 8% per annum simple TSR (assuming no reinvestment of dividends) for the three-year performance period beginning on January 1st of the year of grant (e.g., the performance period for the PRSUs granted in 2018 is January 1, 2018 through December 31, 2020). To determine the actual number of Absolute TSR PRSUs that will vest, the target amount of each grant of Absolute TSR PRSUs will be adjusted up or down at the end of the applicable three-year performance period based on the Company’s cumulative TSR relative to an 8% per annum simple TSR objective from 0% of the target amount (reflecting 0% per annum TSR during the performance period) to 200% of the target amount (reflecting 16% per annum (or higher) TSR during the performance period), with 100% of the target amount vesting if TSR of 8% per annum is achieved during the performance period.

With respect to the Relative TSR PRSUs, the actual number of Relative TSR PRSUs that will vest will be based on the Company’s cumulative TSR during the applicable three-year performance period (beginning on January 1st of the year of grant) as compared to the cumulative TSR of designated peer group companies for such performance period. To the extent that the Company’s TSR rank is less than or equal to the 25th percentile when compared to the TSR of the members of the peer group, the executive will vest in 0% of the target number of Relative TSR PRSUs awarded to him in respect of the applicable performance period. To the extent that the Company’s TSR rank is in the 50th percentile, the executive will vest in 100% of the target number of Relative TSR PRSUs awarded to him in respect of the applicable performance period. To the extent that the Company’s TSR rank is greater than or equal to the 80th percentile, the executive will vest in 200% of the target number of Relative TSR PRSUs awarded to him in respect of the applicable performance period. (To the extent that the Company’s TSR ranking falls in between the percentiles identified in the preceding sentences, the number of Relative TSR PRSUs that vest will be interpolated.)

PRSUs that do not vest at the end of an applicable performance period will be forfeited. Upon vesting, the executive will receive one share of MFA Common Stock for each PRSU that vests.

Dividend equivalents will not be paid in respect of the PRSUs during the performance period. Rather, dividend equivalents will accrue with respect to the PRSUs during the performance period, and to the extent that the underlying PRSUs vest, an amount equal to the accrued dividend equivalents related to the vested PRSUs will be paid to the executive in the form of additional shares of MFA Common Stock based on the closing price of MFA Common Stock on the vesting date.

Notice of Resignation by Executive/Termination by Company

Each executive must provide 90 days’ notice prior to his resignation, and the Company must provide 90 days’ notice prior to any termination by the Company without cause (in either case, except upon termination in connection with a change in control). During this period, the executive will continue to receive base salary and benefits, but will be ineligible to receive an Annual Bonus for any Performance Period that was not completed as of the beginning of the 90-day period.

Other Terms and Provisions

Each Mr. Knutson’s, Mr. Kristjansson’s and Mr. Wulfsohn’s respective employment agreement provides that if any payments or benefits provided to the executive would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed under Section 4999 of the Code, the payments or benefits will be reduced by the amount required to avoid the excise tax, if such reduction would give the executive a better after-tax result than if he received the full payments and benefits and paid the excise tax.

Sunil Yadav. We entered into an employment agreement with Mr. Yadav on March 1, 2010, and amended such agreement on February 9, 2015. We filed a complete copy of Mr. Yadav’s employment agreement (including the amendment thereto) with the SEC on February 12, 2015.

Term

As amended, Mr. Yadav’s employment agreement had a fixed term running through December 31, 2018, provided that the agreement renews each year for an additional one-year period unless either MFA or Mr. Yadav gives the other party notice of its or his intent not to renew the agreement not less than 90 days prior to the end of the term (or any renewal term). Neither the Company nor Mr. Yadav delivered a notice of intent not to renew at least 90 days prior to December 31, 2018. Accordingly, his employment agreement currently remains in effect until December 31, 2019 (subject to any further renewal).

Base Salary

Mr. Yadav’s employment agreement provides for a base salary of $300,000 annum.

Annual Performance-Based Bonus

Mr. Yadav is eligible to receive an annual performance bonus in such amount as approved by the Compensation Committee or the Board in its discretion upon the recommendation of our CEO.

Garden Leave

Under the terms of his employment agreement, in the event that Mr. Yadav resigns from his employment with MFA, we have the right to require him to refrain from working for another firm or entity in the same business as ours for a period of 90 days after the his resignation (during which period he will continue to be entitled to receive his base salary and other contractual benefits).

Stephen D. Yarad.  Mr. Yarad’s employment is not governed by an employment agreement, and consequently, Mr. Yarad is an “at will” employee. For 2018, Mr. Yarad was paid a base salary of $475,000. Mr. Yarad’s annual performance bonus is determined in the discretion of the Compensation Committee, in consultation with our CEO. Mr. Yarad’s terms of employment do not provide for any payments upon the termination of his employment or a change in control involving MFA (except, in the case of equity-based awards, as may be provided in the award agreements governing such awards).

*****

Each of the employment agreements of Messrs. Knutson, Kristjansson, Wulfsohn and Yadav includes limitations on (a) providing services to, or acquiring certain interests in, other mortgage REITs and (b) soliciting our employees, in either case without our consent, for a period of time following a termination of employment. Mr. Yarad’s terms of employment prohibits him from soliciting our employees without our consent for a period of time following a termination of employment and require him to maintain the confidentiality of our confidential and proprietary information.

Potential Payments upon Termination of Employment or Change in Control (CIC)

The tables below show certain potential payments that would have been made to a Named Executive Officer under his respective current employment agreement or award agreement(s) assuming such person’s employment had terminated at the close of business on December 31, 2018, under various scenarios, including a change in control. In the case of Mr. Yadav, the table assumes that neither the Company nor he, as the case may be, gave notice of its or his intention not to renew the executive’s employment agreement with the Company for 2019.

The tables include only the value of the incremental amounts payable to the Named Executive Officer arising from the applicable scenario and do not include the value of vested or earned, but unpaid, amounts owed to the applicable Named Executive Officer as of December 31, 2018 (including, for example, any annual bonus earned but not yet paid as of such date, dividend equivalents relating to dividends declared but not paid as of such date, vested but not settled TRSUs or PRSUs, or the employer 401(k) match of $11,000 for the Named Executive Officers).

The footnotes to the tables describe the assumptions used in estimating the amounts shown in the tables.

As used below, the terms “Cause,” “Change in Control,” “Disability,” and “Good Reason” shall have the respective meanings set forth in the applicable employment agreement, each of which has been filed with the SEC, or award agreement(s), forms of which have been filed with the SEC.

Because the payments to be made to a Named Executive Officer depend on several factors, the actual amounts to be paid out upon a Named Executive Officer’s termination of employment can only be determined at the time of the executive’s separation from the Company.

Potential Payments upon Termination of Employment/CIC: C. L. Knutson

	Death (a)	Disability (a)	Termination Without Cause/ Resignation for Good Reason (b)	Termination for Cause/ Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits Due to Termination Event
Severance/Payment to Representative or Estate	$3,476,853	$3,476,853	$6,953,706	$175,000	$6,953,706
Value of Accelerated Equity Awards(1)	$2,834,900	$2,834,900	$1,447,287	—	$2,834,900
Deferred Compensation	—	—	—	—	—
Other Benefits	—	$53,094	—	$8,849	$53,094
Total Value of Incremental Benefits	$6,311,753	$6,364,846	$8,400,993	$183,849	$9,841,700

Potential Payments upon Termination of Employment/CIC: G. Kristjansson

	Death (a)	Disability (a)	Termination Without Cause/ Resignation for Good Reason (b)	Termination for Cause/ Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits Due to Termination Event
Severance/Payment to Representative or Estate	$1,292,344	$1,292,344	$1,292,344	$87,500	$1,938,516
Value of Accelerated Equity Awards(1)	$891,100	$891,100	$413,164	—	$891,100
Deferred Compensation	—	—	—	—	—
Other Benefits	—	$53,094	—	$8,849	$53,094
Total Value of Incremental Benefits	$2,183,444	$2,236,538	$1,705,508	$96,349	$2,882,710

Potential Payments upon Termination of Employment/CIC: B. Wulfsohn

	Death (a)	Disability (a)	Termination Without Cause/ Resignation for Good Reason (b)	Termination for Cause/ Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits Due to Termination Event
Severance/Payment to Representative or Estate	$1,302,344	$1,302,344	$1,302,344	$87,500	$1,953,516
Value of Accelerated Equity Awards(1)	$891,100	$891,100	$413,164	—	$891,100
Deferred Compensation	—	—	—	—	—
Other Benefits	—	$53,094	—	$8,849	$53,094
Total Value of Incremental Benefits	$2,193,444	$2,246,538	$1,715,508	$96,349	$2,897,710

Potential Payments upon Termination of Employment/CIC: S. Yadav

	Death (a)	Disability (a)	Termination Without Cause/ Resignation for Good Reason (b)	Termination for Cause/ Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits Due to Termination Event
Severance/Payment to Representative or Estate	$1,059,241	$1,059,241	$1,059,241	$75,000	$1,059,241
Value of Accelerated Equity Awards(1)	$596,300	$596,300	$430,472	—	$596,300
Deferred Compensation	—	—	—	—	—
Other Benefits	—	—	—	$8,849	—
Total Value of Incremental Benefits	$1,655,541	$1,655,541	$1,489,713	$83,849	$1,655,541

Potential Payments upon Termination of Employment/CIC: S. D. Yarad

	Death (a)	Disability (a)	Termination Without Cause/ Resignation for Good Reason (b)	Termination for Cause/ Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits Due to Termination Event
Severance/Payment to Representative or Estate	—	—	—	—	—
Value of Accelerated Equity Awards(1)	$410,200	$410,200	—	—	$410,200
Deferred Compensation	—	—	—	—	—
Other Benefits	—	—	—	—	—
Total Value of Incremental Benefits	$410,200	$410,200	—	—	$410,200

(1)	Value of Accelerated Equity Awards. For purposes of these tables, values for restricted shares, TRSUs and PRSUs are based on $6.68 per share, the closing price of our stock on December 31, 2018. For purposes of these tables, we have assumed that “target” performance metrics with respect to the PRSUs have been achieved.

(a) Death and Disability

The following incremental benefits would be paid to a Named Executive Officer or his estate or legal representative in the event of his death or Disability:

(i) Severance/Payment to Representative or Estate:  For Messrs. Knutson, Kristjansson, Wulfsohn and Yadav, a payment equal to 100% of the sum of his (a) base salary and (b) the average of the annual bonuses paid to him for the three years prior to termination (the “Three Year Average Bonus”).

(ii) Value of Accelerated Equity Awards:  For Messrs. Knutson, Kristjansson and Wulfsohn, amounts represent the aggregate value resulting from the (i) immediate full vesting of all outstanding restricted shares of Common Stock that would have otherwise vested within 12 months from the date of the executive’s termination (and the payment of all dividends, including accrued dividends, on such shares), (ii) immediate full vesting and settlement of all oustanding TRSUs (and any unpaid dividend equivalents in respect thereof) and (iii) full vesting of outstanding PRSUs as though the executive had remained employed through the end of the applicable performance period, subject to the achievement of applicable performance goals measured through the end of the applicable performance period (including the value of any shares issued in respect of dividends accrued in respect thereof during the applicable performance period).

For Messrs. Yadav and Yarad, represents the aggregate value resulting from the (i) immediate full vesting and settlement of all outstanding TRSUs and (ii) full vesting of outstanding PRSUs as though the executive had remained employed through the end of the applicable performance period, subject to the achievement of applicable performance goals measured through the end of the applicable performance period (including the value of any shares issued in respect of dividends accrued in respect thereof during the applicable performance period).

For purposes of the above tables, we have assumed that the “target” performance metric with respect to outstanding PRSUs has been achieved and a pro rata portion of the “target” number of PRSUs would vest.

(iii) Other Benefits:  For Messrs. Knutson, Kristjansson and Wulfsohn, in the event of Disability only, the continued participation, at MFA’s expense, in MFA’s health insurance for himself and his eligible dependents for the 18-month period following the executive’s termination.

(b) Termination Without Cause/Resignation for Good Reason

The following incremental benefits would be paid to a Named Executive Officer in the event he is terminated without Cause not in connection with a Change in Control or resigns for Good Reason:

(i) Severance:  For Mr. Knutson, a payment equal to 200% of the sum of (a) his base salary and (b) the Three Year Average Bonus. For Messrs. Kristjansson, Wulfsohn and Yadav, a payment equal to 100% of the sum of (a) his base salary and (b) the Three Year Average Bonus.

(ii) Value of Accelerated Equity Awards:  For Messrs. Knutson, Kristjansson and Wulfsohn, amounts represent the aggregate value resulting from the (i) immediate full vesting of all outstanding time-based equity-based awards that would have otherwise vested within 12 months from the date of the executive’s termination, and (ii) pro rata vesting of outstanding PRSUs not otherwise granted to the executive as part of his annual bonus, subject to the achievement of applicable performance goals measured through the end of the applicable performance period.

For Mr. Yadav, amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding restricted shares of Common Stock (and the payment of all dividends, including accrued dividends, on such shares), (ii) immediate full vesting and settlement of all outstanding TRSUs and (iii) pro rata vesting of outstanding PRSUs, subject to the achievement of applicable performance goals measured through the end of the applicable performance period.

For purposes of the above tables, we have assumed that the “target” performance metric with respect to outstanding PRSUs has been achieved and a pro rata portion of the “target” number of PRSUs would vest.

(c) Termination for Cause/Voluntary Resignation

The following incremental benefits would be paid to Mr. Knutson in the event he is terminated for Cause or resigns without Good Reason and to Mr. Kristjansson, Mr. Wulfsohn or Mr. Yadav in the event he resigns without Good Reason:

(i) Severance:  Three months’ base salary pursuant to the “Garden Leave” provisions set forth in the employment agreement.

(ii) Other Benefits:  Three months’ continued participation, at our expense, in MFA’s health insurance pursuant to the “Garden Leave” provisions set forth in the applicable executive’s employment agreement.

(d) Termination/Resignation upon Change in Control

The following incremental benefits would be paid to a Named Executive Officer in the event he resigns or is terminated under certain circumstances in connection with a Change in Control:

“Double Trigger.”  For each of Messrs. Knutson, Kristjansson, Wulfsohn, Yadav and Yarad, benefits would be payable only in the event the executive’s employment is terminated by MFA (other than for Cause), or he resigns for Good Reason, within 12 months following a Change in Control.

(i) Severance:  For Mr. Knutson, 200% of the sum of his (a) base salary and (b) Three Year Average Bonus. For Mr. Kristjansson and Mr. Wulfsohn, 150% of the sum of his (a) base salary and (b) Three Year Average Bonus. For Mr. Yadav, 100% of the sum of his (a) base salary and (b) Three Year Average Bonus.

(ii) Value of Accelerated Equity Awards:  Amounts represent the aggregate value resulting from the immediate full vesting of all outstanding equity-based awards (assuming the achievement of “target” performance in the case of outstanding PRSUs) (and the payment of all dividends and dividend equivalents, including accrued dividends and dividend equivalents, on such awards).

(iii) Other Benefits:  For Mr. Knutson, Mr. Kristjansson and Mr. Wulfsohn, the continued participation, at MFA’s expense, in MFA’s health insurance plan for himself and his eligible dependents for the 18-month period following the executive’s termination.

Termination of Mr. Knutson upon Expiration of Employment Agreement

In addition to amounts payable to Mr. Knutson under the scenarios described above, in the event his employment is terminated upon expiration of his employment agreement on December 31, 2019, he would be entitled to receive six months’ base salary ($350,000). In addition, Mr. Knutson would be entitled to immediate vesting of a pro rata portion of any unvested TRSUs as of the expiration of their agreement and pro rata vesting of outstanding PRSUs, subject to the achievement of applicable performance goals measured through the end of the applicable performance period. Also in such circumstances, Mr. Knutson would be able to continue to participate, at MFA’s expense, in MFA’s health insurance following his termination for the six-month period following termination.

Pay Ratio Disclosure

The annual total compensation of our CEO for the year ended December 31, 2018, as reported in the Summary Compensation Table included in this Proxy Statement, was $5,225,637. The median of the annual total compensation of all employees, excluding our CEO, for fiscal year 2018 was $208,001. As a result, we estimate that the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee for fiscal year 2018 was 25.1 to 1.

We identified the median employee by annual total compensation, for all employees excluding our CEO, as of December 31, 2018. We calculated annual total compensation for such employee using the same methodology used for calculating the annual total compensation of our named executive officers as set forth in the Summary Compensation Table.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table presents certain information with respect to our Equity Compensation Plan under which our Common Stock may be issued to employees or non-employees (such as directors, consultants and advisors) as of December 31, 2018, which was approved by our stockholders. Our stockholders have approved all of our equity compensation plans.

Award(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of this table)
Stock Options	-0-	N/A
Restricted Stock Units (RSUs)	2,357,696	N/A	(2)
Total	2,357,696	N/A	(2)	5,238,509	(3)

(1)	All equity-based compensation is granted pursuant to plans that have been approved by our stockholders.
(2)	RSUs include unvested TRSUs and PRSUs and vested but not settled RSUs, TRSUs and PRSUs. A weighted average exercise price is not applicable for our RSUs, as such equity awards result in the issuance of shares of our Common Stock provided that such awards vest and, as such, do not have an exercise price. As of December 31, 2018, 998,946 RSUs were vested, 497,500 RSUs were subject to time-based vesting and 861,250 RSUs will vest subject to achieving a market condition based on total stockholder return as measured on an absolute basis and relative to the TSR of a group of peer companies.
(3)	Number of securities remaining available for future issuance under equity compensation plans excludes RSUs presented in the table, which were granted prior to December 31, 2018, and remained outstanding at such date. In addition, the number of securities remaining available for issuance does not reflect 301,500 TRSUs and 451,000 PRSUs, which were granted after December 31, 2018.

3. ADVISORY (NON-BINDING) RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, and in accordance with the Board’s determination, based on the recommendation of the Compensation Committee, we are seeking an advisory (non-binding) vote on the compensation of our Named Executive Officers (as defined in “Compensation Discussion and Analysis” of this Proxy Statement) as disclosed on pages 23 to 51 of this Proxy Statement. Stockholders are being asked to vote on the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of MFA Financial, Inc. approve, on an advisory basis, the compensation of MFA’s Named Executive Officers as disclosed in the Proxy Statement for the 2019 Annual Meeting, including the Compensation Discussion and Analysis, Summary Compensation Table and other related tables and disclosures.”

This proposal, commonly known as a Say-on-Pay proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the principles, policies and practices described in this Proxy Statement. As this is an advisory vote, the result will not be binding on the Company, the Board or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, program design and practices.

You are encouraged to consider the description of the Compensation Committee’s executive compensation philosophy and its decisions in the “Compensation Discussion and Analysis” section of this Proxy Statement.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY (NON-BINDING) RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of MFA. Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.

Based on our records and other information, we believe that each of our directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our last fiscal year, we have not been a party to any transaction or proposed transaction with any related person who is (i) one of our directors or executive officers, (ii) a director nominee, (iii) a beneficial owner of more than 5% of the Common Stock or (iv) any member of the immediate family of any of the foregoing persons that involves an amount exceeding $120,000 and in which any such related person had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us as of the Record Date, regarding the beneficial ownership of our Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of the Common Stock, (ii) the Named Executive Officers, (iii) our directors and (iv) all of our directors and executive officers as a group.

	Common Stock Beneficially Owned	Percent of Class
Name and Business Address(1)	Shares(2)
Directors and Officers
Craig L. Knutson	1,035,141	*
Gudmundur Kristjansson	267,372	*
Bryan Wulfsohn	207,548	*
Sunil Yadav	310,539	*
Stephen D. Yarad	111,072	*
Stephen R. Blank	53,727	*
James A. Brodsky	94,832	*
Richard J. Byrne	12,305	*
Laurie S. Goodman	11,419	*
Alan L. Gosule	71,758	*
Robin Josephs	107,991	*
George H. Krauss	104,747	*
All directors and executive officers as a group (16 persons)	3,285,299	*
5% Beneficial Owners
FMR LLC(3) 245 Summer Street Boston, MA 02210	41,512,782	9.23%
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	40,779,529	9.07%
Thornburg Investment Management Inc.(5) 2300 North Ridgetop Road Santa Fe, NM 87506	35,009,478	7.79%
BlackRock, Inc.(6) 55 East 52nd Street New York, NY 10055	28,837,121	6.4%

(*)	Represents less than 1% of issued and outstanding shares of Common Stock.
(1)	The business address of each director and Named Executive Officer is c/o MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022.
(2)	Each director and Named Executive Officer has sole or shared voting and investment power with respect to these shares, except that Mr. Krauss’s spouse has sole voting and investment power with respect to 22,223 shares. Amounts exclude any TRSUs and PRSUs that do not settle within 60 days of the Record Date.
(3)	On its Schedule 13G/A (Amendment No. 5) filed with the SEC on February 13, 2019, FMR LLC reported beneficially owning 41,512,782 shares of Common Stock, comprised of the following: (i) sole voting power with respect to 2,552,988 shares of Common Stock beneficially owned by it and (ii) sole dispositive power with respect to 41,512,782 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of approximately 9.23%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.
(4)	On its Schedule 13G/A (Amendment No. 5) filed with the SEC on February 11, 2019, The Vanguard Group reported beneficially owning 40,779,529 shares of Common Stock, comprised of the following: (i) sole voting power with respect to 255,025 shares of Common Stock beneficially owned by it, (ii) shared voting power with respect to 40,705 shares of Common Stock beneficially owned by it (iii) sole dispositive power with respect to 40,568,970 shares of Common Stock beneficially owned by it and (iv) shared dispositive power with respect to 210,559 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of 9.07%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.
(5)	On its Schedule 13G/A (Amendment No. 7) filed with the SEC on February 12, 2019, Thornburg Investment Management Inc. reported beneficially owning 35,009,478 shares of Common Stock, comprised of having sole voting and sole dispositive power with respect to all 35,009,478 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of 7.79%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of Schedule 13G, or subsequent sales or purchases by the reporting entity.
(6)	On its Schedule 13G/A (Amendment No. 6) filed with the SEC on February 6, 2019, Blackrock, Inc. reported beneficially owning 28,837,121 shares of Common Stock, comprised of the following: (i) sole voting power with respect to 26,955,771 shares of Common Stock beneficially owned by it and (ii) sole dispositive power with respect to all 28,837,121 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of 6.4%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.

OTHER MATTERS

The Board knows of no other business to be presented at the Annual Meeting. If other matters should properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2020 Annual Meeting of Stockholders and have the proposal included in the proxy statement for such meeting in accordance Rule 14a-8 of the SEC’s proxy rules must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 10, 2019.

Pursuant to our current Bylaws, any stockholder intending to nominate a director or present a proposal at an annual meeting of our stockholders, which is not intended to be included in the proxy statement for such annual meeting, must notify us in writing not earlier than the 150th day nor later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, any stockholder who intends to submit such a nomination or such a proposal at our 2020 Annual Meeting of Stockholders must notify us in writing of such proposal by 5:00 p.m. Eastern Time December 10, 2019, but in no event earlier than November 10, 2019.

Any such nomination or proposal should be sent to the attention of our Secretary at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022 and must include the applicable information required by our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials (i.e., the proxy statement and annual report) addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing the same address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from its broker that it will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder revokes consent to “householding” or is notified otherwise. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022, Attention: Secretary, or by calling our investor relations phone line at (212) 207-6488. In addition, if so requested, we will also undertake to promptly deliver a separate set of proxy materials to any stockholder for whom such proxy materials were subject to “householding.” Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact us as specified above or their respective brokers.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily through the internet and by mail, but may also be made by our directors, executive officers, employees and representatives by telephone, facsimile transmission, electronic transmission, internet, mail or in person. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We have retained Saratoga Proxy Consulting, LLC, 520 Eighth Avenue, 14th Floor, New York, New York 10018, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $11,000 plus reimbursement of certain out-of-pocket expenses. We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO THE ATTENTION OF OUR SECRETARY AT MFA FINANCIAL, INC., 350 PARK AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022.

By Order of the Board

Harold E. Schwartz
Secretary

New York, New York
April 9, 2019

MFA FINANCIAL, INC.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E56318-P17207-Z73846

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MFA FINANCIAL, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

	For	Against	Abstain
1a. James A. Brodsky	☐	☐	☐
1b. Richard J. Byrne	☐	☐	☐
1c. Francis J. Oelerich III	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
3. Approval of the advisory (non-binding) resolution to approve the Company's executive compensation.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon any other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) on the records of the company and date. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give full title as such under signature(s). Joint owners should each sign personally. All holders must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2018 Annual Report are available at www.proxyvote.com.

E56319-P17207-Z73846

MFA FINANCIAL, INC.
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS

The undersigned stockholder of MFA Financial, Inc., a Maryland corporation (the "Company"), hereby authorizes and appoints Craig L. Knutson, George H. Krauss and/or Harold E. Schwartz, or any of them or their respective successors, as proxies for the undersigned, with full power of substitution in each of them, to attend the 2019 Annual Meeting of Stockholders (the "Annual Meeting") of the Company, to be held at The Lotte New York Palace Hotel, 455 Madison Avenue (between 50th and 51st Streets), New York, New York 10022, on Wednesday, May 22, 2019, at 9:00 a.m., New York City time, and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST (i) "FOR" EACH NOMINEE FOR DIRECTOR, (ii) "FOR" THE RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019, AND (iii) "FOR" THE APPROVAL OF THE ADVISORY (NON-BINDING) RESOLUTION TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION, EACH AS DESCRIBED IN THE PROXY STATEMENT. THIS PROXY IS REVOCABLE. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" EACH NOMINEE FOR DIRECTOR AND "FOR" PROPOSALS 2 AND 3.

Address Change/Comments: ____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed on the reverse side)